Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

TALLGRASS ENERGY GP, LP,

TALLGRASS EQUITY, LLC,

RAZOR MERGER SUB, LLC,

TALLGRASS ENERGY PARTNERS, LP

and

TALLGRASS MLP GP, LLC

Dated as of March 26, 2018

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 26, 2018 (the “Execution Date”) (this “Agreement”), is entered into by and among Tallgrass Energy GP, LP, a Delaware limited partnership (“TEGP”), Tallgrass Equity, LLC, a Delaware limited liability company (“TE”), Razor Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of the Partnership (“Merger Sub”), Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”), and Tallgrass MLP GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”). TEGP, TE, Merger Sub, the Partnership and the General Partner are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, TEGP and the Partnership desire to combine their businesses on the terms and conditions set forth in this Agreement;

WHEREAS, the Partnership Conflicts Committee (as defined herein) has previously (a) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined herein) (such transactions, collectively, the “Transactions”), are in the best interests of the Partnership, including its Subsidiaries and the holders of Partnership Common Units other than the General Partner and its Affiliates (the “Unaffiliated Unitholders”), (b) approved this Agreement and the Transactions (which approval constituted “Special Approval” pursuant to the TEP Partnership Agreement (as defined herein)), (c) recommended that the Board of Directors of the General Partner (the “General Partner Board”) approve this Agreement and the Transactions and (d) determined to recommend that the holders of Partnership Common Units approve this Agreement and the Transactions;

WHEREAS, upon the receipt of the recommendation of the Partnership Conflicts Committee, at a meeting duly called and held, the General Partner Board (a) determined that this Agreement and the Transactions are in the best interests of the Partnership, including its Subsidiaries and the holders of Partnership Common Units, (b) approved this Agreement and the Transactions, (c) directed that this Agreement and the Transactions be submitted to a vote of the holders of Partnership Common Units at a meeting in accordance with the TEP Partnership Agreement (as defined herein), and (d) determined to recommend that the holders of Partnership Common Units approve this Agreement and the Transactions;

WHEREAS, the Board of Directors (the “TEGP Management Board”) of TEGP Management, LLC, a Delaware limited liability company and the general partner of TEGP (“TEGP Management”), has previously (a) determined that this Agreement and the Transactions are in the best interests of TEGP and its limited partners, and (b) approved this Agreement and the Transactions, including the issuance of the New TEGP Class A Shares (as defined herein) in connection with the Merger;

WHEREAS, TEGP, in its capacity as the managing member of TE, on behalf of TE, for itself and in its capacity as the sole member of the General Partner, for itself and in its capacity as the general partner of the Partnership, in its capacity as the sole member of Merger Sub, has approved this Agreement and the Transactions; and

WHEREAS, the Partnership has required, as a condition to its willingness to enter into this Agreement, that TE, simultaneously herewith, enter into a Support Agreement, dated as of the Execution Date (the “Support Agreement”), pursuant to which, among other things, TE agrees, in its capacity as a holder of Partnership Common Units, to vote in favor of this Agreement and the Transactions on the terms and subject to the conditions provided for in the Support Agreement.

AGREEMENT

In consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definitions.

The respective terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than TEGP, TEGP Management, TE or Merger Sub, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction), outside of the ordinary course of business, of (i) assets of the Partnership Group equal to 20% or more of the Total Assets of the Partnership Group as of December 31, 2017 or (ii) assets representing 20% or more of the Adjusted EBITDA of the Partnership Group for the year ended December 31, 2017, in each case as reported in the Partnership 10-K, or (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of any class of Equity Interests of the Partnership; provided, however, that an inquiry, proposal or offer involving the direct or indirect acquisition of beneficial ownership of (x) Equity Interests of TEGP not involving the direct acquisition of Equity Interests of the Partnership or (y) Equity Interests of the Partnership held by TE shall not constitute an “Acquisition Proposal.”

“Action” shall mean any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, and whether at law or in equity, including, for the avoidance of doubt, in connection with (a) the Merger and the Transactions and (b) actions to enforce the indemnification provisions of this Agreement or any other indemnification advancement right of any Partnership Indemnified Party.

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein; provided, however, that prior to the Closing, (a) with respect to each member of the TEGP Group, the term “Affiliate” shall exclude each member of the Partnership Group, and (b) with respect to each member of the Partnership Group, the term “Affiliate” shall exclude Holdings, TEGP Management and each member of the TEGP Group.

“Applicable Law” shall mean, with respect to any Person, any Law applicable to such Person.

“Bona Fide Acquisition Proposal” shall mean an unsolicited, written, bona fide Acquisition Proposal that was not received or obtained in material violation of Section 5.5(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in the New York, New York.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commitments” shall mean, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other contracts or agreements that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person or owned by such Person; (c) statutory preemptive rights or preemptive rights granted under such Person’s organizational documents; and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to such Person.

“Confidentiality Agreement” shall mean a confidentiality agreement containing customary provisions, including, for the avoidance of doubt, provisions limiting the use and disclosure of the confidential information to be provided thereunder.

“Conflicts Committee Financial Advisor” shall mean Evercore Group L.L.C., the financial advisor to the Partnership Conflicts Committee.

“Development Holdco LLC Agreement” shall mean that certain Limited Liability Company Agreement of Development Holdco, dated February 1, 2018.

“DLLCA” shall mean the Delaware Limited Liability Company Act, as amended.

“DRULPA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Equity Interests” shall mean, with respect to a Person, (a) if such Person is a corporation, any and all shares of capital stock of such Person and any Commitments with respect thereto, (b) if such Person is a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership or limited liability company interests of such Person and any Commitments with respect thereto, and (c) any other direct or indirect ownership or participation in such Person.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” shall mean generally accepted accounting principles in the United States.

“General Partner LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of the General Partner, dated May 17, 2013, as amended.

“General Partner Membership Interest” shall mean the 100% limited liability company interest in the General Partner.

“Governmental Authority” shall mean any federal, state, municipal or other government, governmental court, department, commission, board, bureau, agency or instrumentality.

“Holdco” shall mean Tallgrass Equity Investments, LLC, a Delaware limited liability company.

“Holdco LLC Agreement” shall mean that certain Limited Liability Company Agreement of Holdco, dated March 12, 2018.

“Holdco Membership Interest” shall mean the 100% limited liability company interest in Holdco.

“Holdings” shall mean Tallgrass Energy Holdings, LLC, a Delaware limited liability company.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Distribution Rights” shall have the meaning set forth in the TEP Partnership Agreement.

“Intervening Event” shall mean any material event, development or change in circumstances that (a) is not known by the General Partner Board or the Partnership Conflicts Committee, as the case may be, as of the Execution Date (or if known, the magnitude or material consequences of which were not known by the General Partner Board or the Partnership Conflicts Committee, as the case may be, as of the Execution Date), and (b) becomes known (or the magnitude or material consequences thereof become known) to or by the General Partner Board or the Partnership Conflicts Committee, as the case may be, prior to obtaining the Partnership Limited Partner Approval; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an “Intervening Event”: (i) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, (ii) any event, development or change in circumstances resulting from any action taken or omitted by the Partnership Group that is required to be taken or omitted by the Partnership Group pursuant to this Agreement, (iii) any event, development or change in circumstances that impacts the natural gas transportation industry or the crude oil transportation, storage or terminalling industries generally (including any change in the prices of natural gas, crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), or (iv) any event, development or change in circumstances in United States or global political or economic conditions or financial markets in general, provided that, in the case of clauses (iii) and (iv), the impact on the Partnership Group, taken as a whole, is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry or the crude oil transportation, storage or terminalling industries.

“Knowledge” shall mean, with respect to a Party, the knowledge of such Party’s designated personnel. The designated personnel for the Partnership are set forth on Partnership Disclosure Schedule 1.1(a) and the designated personnel for TEGP are set forth on TEGP Disclosure Schedule 1.1(a).

“Law” shall mean any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree.

“Lien” shall mean any mortgage, deed of trust, lien, security interest, pledge, conditional sales contract, charge, restriction (whether on voting, sale, transfer, disposition or otherwise and excluding any restrictions in this Agreement) or other encumbrance of every type and description.

“Material Adverse Effect” shall mean, with respect to a Party, any change, effect, event or occurrence that (a) prevents, delays or impairs, or has a material adverse effect on, the ability of such Party to perform its obligations under this Agreement or to consummate the Transactions or (b) has a material adverse effect on or causes a material adverse change in the assets, liabilities, financial condition or results of operations of such Party, other than any effect or change (x) that impacts the natural gas transportation industry or the crude oil transportation, storage or terminalling industries generally (including any change in the prices of natural gas, crude oil or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law or GAAP), (y) in United States or global political or economic conditions or financial markets in general, or (z) resulting from the announcement of the Transactions and the taking of any actions contemplated by this Agreement, provided, that in the case of clauses (x) and (y), the impact on such Party is not materially disproportionate to the impact on similarly situated parties in the natural gas transportation industry or the crude oil transportation, storage or terminalling industries.

“Merger” shall mean the merger of Merger Sub with and into the Partnership, with the Partnership being the Surviving Entity.

“Merger Sub Membership Interest” shall mean the 100% limited liability company interest in Merger Sub.

“Merger Sub LLC Agreement” shall mean that certain Limited Liability Company Agreement of Merger Sub, dated March 1, 2018.

“NYSE” shall mean the New York Stock Exchange.

“Organizational Documents” shall mean any charter, certificate of incorporation, articles of association, certificate of formation, certificate of limited partnership, bylaws, operating agreement, agreement of limited partnership, limited liability company agreement or similar formation or governing documents and instruments.

“Other Parties” shall mean, with respect to any Party, such Party’s officers, directors, employees, managers, members, partners and Affiliates, and their successors.

“Partnership 10-K” shall mean the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 13, 2018.

“Partnership Common Unit” shall mean a “Common Unit,” as defined in the TEP Partnership Agreement.

“Partnership Conflicts Committee” shall mean the “Conflicts Committee,” as defined in the TEP Partnership Agreement.

“Partnership EPU” shall mean an “Equity Participation Unit,” as defined in the Tallgrass MLP GP, LLC Long-Term Incentive Plan.

“Partnership Expense Reimbursement Amount” shall mean all out-of-pocket costs and expenses (including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses) incurred by members of the Partnership Group and the Partnership Conflicts Committee in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including (a) the preparation and filing of the Registration Statement, including, for the avoidance of doubt, the Proxy Statement, (b) the printing and mailing of the Proxy Statement, (c) the solicitation of the approval of the holders of Partnership Common Units and (d) the preparation and filing of any filings with a Governmental Authority required in connection with the Transactions, including any filings required under the HSR Act, and all other matters related to the Transactions; provided, however, that the expenses for which the Partnership may be reimbursed pursuant to Section 7.6 shall not exceed $3,000,000.

“Partnership Group” shall mean the Partnership and the Partnership Subsidiaries.

“Partnership Indemnified Parties” shall mean (a) any Person (together with such Person’s heirs, executors and administrators) who is or was, or at any time prior to the Effective Time becomes, an officer, director or manager of any member of the Partnership Group or the General Partner and (b) any Person (together with such Person’s heirs, executors and administrators) who is or was serving, or at any time prior to the Effective Time serves, at the request of any member of the Partnership Group or the General Partner as an officer, director, member, general partner, fiduciary or trustee of another Person; provided that a Person shall not be a Partnership Indemnified Party solely by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services.

“Partnership Interests” shall mean, collectively, Partnership Common Units, the Partnership General Partner Interest and the Incentive Distribution Rights.

“Partnership Public Units” shall mean the Partnership Common Units issued and outstanding immediately prior to the Effective Time, other than Partnership Common Units held by TE, Holdco or the Partnership.

“Partnership Subsidiaries” shall mean, collectively or individually as the context requires, the Subsidiaries of the Partnership; provided, however, that, for the purposes of Article III (other than Section 3.6(c)(i)), “Partnership Subsidiaries” shall exclude Merger Sub; and provided, further, that, for the purposes of Section 3.6, Section 3.7(b), Section 3.11 and Section 3.12, “Partnership Subsidiaries” shall include REX.

“Partnership Termination Fee” means an amount in cash equal to $19,750,000.

“Permitted Liens” shall mean all: (a) mechanics’, materialmen’s, repairmen’s, employees’ contractors’ operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the assets of the Partnership Group, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by Law); (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (c) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the assets of the Partnership Group to which they pertain or the Partnership’s ability to perform its obligations hereunder; (d) Liens for Taxes that are not yet due and payable; (e) pipeline, utility and similar easements and other rights in respect of surface operations; (f) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the Partnership Group’s business; and (g) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities or third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance.

“Person” or “person” shall mean any individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or other entity.

“Pre-Closing Common Unit Price” shall mean the trailing 30-trading day volume-weighted average price of a Partnership Common Unit on the NYSE for the period ending on the second trading day immediately prior to the Closing Date.

“REX Holdings LLC Agreement” shall mean that certain Limited Liability Company Agreement of REX Holdings, dated September 5, 2012.

“REX Indenture” shall mean that certain Indenture, dated June 27, 2008, by and between REX and U.S. Bank National Association, as Trustee, pursuant to which REX issued and sold the REX Notes.

“REX LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of REX, effective January 1, 2010, among Tallgrass Holdco (as successor by assignment to Kinder Morgan W2E Pipeline LLC), TEP REX Holdings, LLC (as successor by assignment to Sempra REX Holdings, LLC) and P66REX LLC (f/k/a COPREX LLC), as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of REX, effective November 13, 2012, among Kinder Morgan W2E Pipeline LLC, Sempra REX Holdings, LLC, Tallgrass Holdco and P66REX LLC, and that certain Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of REX, effective May 5, 2016, among Tallgrass Holdco, Sempra REX Holdings, LLC and P66REX LLC.

“REX Maturity Date” shall mean July 15, 2018.

“REX Notes” shall mean $550,000,000 aggregate principal amount of 6.850% Senior Notes due 2018 issued by REX.

“REX Notes Payoff Amount” shall mean an aggregate amount of $137,555,000, plus applicable accrued interest, representing REX Holdings’ obligation to fund its pro rata portion of the payoff amount of the aggregate principal amount of, and accrued interest on, the REX Notes in accordance with the REX Indenture.

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subsidiaries” shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X under the Securities Act, unless otherwise expressly stated herein; provided, however, that except as used in the representations and warranties set forth in Section 4.10, prior to the Closing, with respect to each member of the TEGP Group, the term “Subsidiaries” shall exclude each member of the Partnership Group.

“Superior Proposal” shall mean a Bona Fide Acquisition Proposal that the General Partner Board or the Partnership Conflicts Committee has determined in good faith, after consultation with its respective outside financial and legal advisors, (a) is reasonably likely to be consummated in accordance with its terms (provided, however, that the fact that any requisite vote or consent of the holders of Partnership Common Units that may be required to effect such Bona Fide Acquisition Proposal has not yet been obtained shall not be taken into account in determining whether a proposal is reasonably likely to be consummated) and (b) if consummated, would be more favorable to the Unaffiliated Unitholders than the Merger; provided, however, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Takeover Law” shall mean any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax” shall mean any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license,

license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Return” shall mean any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“TE LLC Agreement” shall mean that certain Second Amended and Restated Limited Liability Company Agreement of TE, dated May 12, 2015.

“TE Unit” shall mean “Unit,” as defined in Section 3.1(a) of the TE LLC Agreement.

“TEGP Alternative Proposal” shall mean any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Holdings or any holder of TEGP Class B Shares as of the Execution Date, relating to any direct or indirect acquisition (whether in a single transaction or a series of related transactions, and whether through a tender offer, exchange offer, merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or other transaction) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 50% or more of (a) any class of Equity Interests of TEGP or TE or (b) any class of Equity Interests of the Partnership held by TE.

“TEGP Class A Share” shall mean “Class A Share,” as defined in the TEGP Partnership Agreement.

“TEGP Class B Share” shall mean “Class B Share,” as defined in the TEGP Partnership Agreement.

“TEGP EPS” shall mean an “Equity Participation Share,” as defined in the TEGP Management, LLC Long-Term Incentive Plan.

“TEGP Expense Reimbursement Amount” shall mean all out-of-pocket costs and expenses (including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses) incurred by members of the TEGP Group (other than, with respect to the General Partner, the Partnership Conflicts Committee) and TEGP Management in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, including (a) the preparation and filing of the Registration Statement, including, for the avoidance of doubt, the Proxy Statement, (b) the printing and mailing of the Proxy Statement, (c) the solicitation of the approval of the holders of Partnership Common Units and (d) the preparation and filing of any filings with a Governmental Authority required in connection with the Transactions, including any filings required under the HSR Act, and all other matters related to the Transactions; provided, however, that the expenses for which TE may be reimbursed pursuant to Section 7.6 shall not exceed $3,000,000.

“TEGP General Partner Interest” shall mean the “General Partner Interest,” as defined in the TEGP Partnership Agreement.

“TEGP Group” shall mean TEGP and the TEGP Subsidiaries.

“TEGP Interests” shall mean, collectively, the TEGP Class A Shares, the TEGP Class B Shares and the TEGP General Partner Interest.

“TEGP Partnership Agreement” shall mean that certain First Amended and Restated Agreement of Limited Partnership of TEGP, dated May 12, 2015.

“TEGP Subsidiaries” shall mean, collectively or individually as the context requires, the Subsidiaries of TEGP; provided, however, that, for the purposes of Article IV (other than Section 4.1(b)), “TEGP Subsidiaries” shall include Merger Sub; and provided, further, that, for the purposes of Section 4.1(b), “TEGP Subsidiaries” shall exclude TE, Merger Sub and the General Partner.

“TEP Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of the Partnership, dated May 17, 2013, as amended to the Execution Date.

“Transaction Documents” shall mean this Agreement, the Support Agreement, the Certificate of Merger, and each other contract, agreement, certificate or other instrument entered into or delivered by any Party pursuant to this Agreement in connection with the Transactions.

The following terms are defined in the section of this Agreement set forth after such term below:

Term	Section
Agreement	Preamble
Assumed EPUs	Section 2.6
Book-Entry Units	Section 2.3(a)(ii)
Certificate of Merger	Section 2.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Delaware Courts	Section 8.3
Development Holdco	Section 4.6(d)(i)
Development Holdco Interest	Section 4.6(d)(i)
Easements	Section 3.6(a)
Effective Time	Section 2.1(b)
Exchange Agent	Section 2.4(a)
Exchange Fund	Section 2.4(a)
Exchange Ratio	Section 2.3(a)(i)
Execution Date	Preamble

General Partner	Preamble
General Partner Board	Recitals
General Partner Recommendation	Section 5.4(b)
Holdings	Recitals
Letter of Transmittal	Section 2.4(b)
Meeting	Section 5.4(a)
Merger Consideration	Section 2.3(a)(i)
Merger Sub	Preamble
New TEGP Class A Shares	Section 2.3(a)(i)
Non-Public Information	Section 5.5(a)(ii)
Partnership	Preamble
Partnership Adverse Recommendation Change	Section 5.4(b)
Partnership Disclosed Liabilities	Section 3.9
Partnership Disclosure Schedule	Article III
Partnership General Partner Interest	Section 3.4
Partnership Limited Partner Approval	Section 6.1(a)
Partnership Notice Period	Section 5.5(b)(i)
Partnership SEC Documents	Section 3.8(a)
Party or Parties	Preamble
Payee	Section 7.6(e)
Pre-Closing Common Units	Section 5.17(a)
Proxy Statement	Section 5.3(a)
Receiving Party	Section 5.5(a)(ii)
Registration Statement	Section 5.3(a)
REX	Section 4.6(d)(i)
REX Holdings	Section 4.6(d)(i)
REX Holdings Interest	Section 4.6(d)(i)
REX Interest	Section 4.6(d)(i)
Support Agreement	Recitals
Surviving Entity	Section 2.1(a)
Takeover Laws	Section 3.2(c)
TE	Preamble
TE-Owned Interests	Section 4.6(b)
TEGP	Preamble
TEGP Disclosed Liabilities	Section 4.11
TEGP Disclosure Schedule	Article IV
TEGP Management	Recitals
TEGP Management Board	Recitals
TEGP SEC Documents	Section 4.10(a)
Termination Date	Section 7.2(a)
Transactions	Recitals
Unaffiliated Unitholders	Recitals

Section 1.2	Construction.

In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Disclosure Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Disclosure Schedule, Exhibit, preamble or recitals hereto; and (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural.

ARTICLE II

THE MERGER; EFFECTS OF THE MERGER

Section 2.1	The Merger.

(a)    The Surviving Entity. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall merge with and into the Partnership, the separate existence of Merger Sub shall cease and the Partnership shall survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, the “Surviving Entity”).

(b)    Effectiveness; Effects of the Merger. Concurrently with the Closing, the General Partner shall cause a certificate of merger effecting the Merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware, duly executed in accordance with the relevant provisions of the DRULPA and DLLCA, as applicable (the date and time of such filing (or, if agreed to by the Parties, such later time and date as may be expressed therein as the effective date and time of the Merger), the “Effective Time”). The Merger shall have the effects prescribed by the DRULPA and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges, powers and franchises of each of the Partnership and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Partnership and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

(c)    Governing Documents. From and after the Effective Time, (i) the certificate of limited partnership of the Partnership, as in effect immediately prior to the Effective Time, shall be the certificate of limited partnership of the Surviving Entity until amended in accordance with the provisions thereof and Applicable Law and (ii) the TEP Partnership Agreement, as amended pursuant to Section 2.3(b)(iv), shall be the agreement of limited partnership of the Surviving Entity until amended in accordance with the provisions thereof and Applicable Law.

Section 2.2	Closing.

Subject to the satisfaction or waiver of the conditions (other than those conditions that are not legally permitted to be waived) to closing as set forth in Article VI, the closing (the “Closing”) of the Transactions shall occur on the next Business Day following the satisfaction or waiver (other than those conditions that are not legally permitted to be waived) of all of the conditions set forth in Article VI (other than conditions that would normally be satisfied on the

Closing Date) or on such other date agreed among the Parties in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing shall take place on the Closing Date at the offices of TEGP at 4200 W. 115th Street, Suite 350, Leawood, Kansas 66211.

Section 2.3	Merger Consideration.

Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any of the Parties or any holder of Partnership Common Units (except any action required on the part of TE pursuant to Section 2.3(d)):

(a)    Effect of Merger on Partnership Common Units.

(i)    Subject to Section 2.4(e), each Partnership Public Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.0 TEGP Class A Shares (the “Merger Consideration” and such ratio, the “Exchange Ratio”). The TEGP Class A Shares described in this Section 2.3(a)(i) are referred to herein as the “New TEGP Class A Shares.”

(ii)    Each Partnership Public Unit, upon being converted into the right to receive the Merger Consideration pursuant to Section 2.3(a)(i), shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and the holder of such Partnership Public Unit immediately prior to the Effective Time shall thereafter cease to be a limited partner of the Partnership or have any rights with respect to such Partnership Public Unit, except the right to receive the Merger Consideration and any distributions to which former holders of Partnership Public Units become entitled in accordance with this Article II upon the surrender of uncertificated Partnership Public Units represented by book-entry (“Book-Entry Units”), together with a properly completed and duly executed Letter of Transmittal and such other documents as are required to be delivered by Section 2.4.

(b)    Treatment of Partnership-Owned and TE-Owned Partnership Interests.

(i)    Any Partnership Common Units held immediately prior to the Effective Time by the Partnership shall automatically be cancelled and cease to exist. No consideration shall be delivered to the Partnership in respect thereof.

(ii)    All of the Partnership Common Units issued and outstanding immediately prior to the Effective Time and held by TE or Holdco shall be unaffected by the Merger and shall remain outstanding in the Surviving Entity as set forth in the TEP Partnership Agreement, and TE and Holdco shall continue as limited partners of the Surviving Entity, and no consideration shall be delivered to TE or Holdco in respect thereof.

(iii)    The Incentive Distribution Rights issued and outstanding immediately prior to the Effective Time and held by the General Partner shall be cancelled and cease to exist. No consideration shall be delivered to the General Partner in respect thereof.

(iv)    Notwithstanding any provision of the TEP Partnership Agreement (and the TEP Partnership Agreement is amended at the Effective Time to the extent necessary to provide that), the Partnership General Partner Interest issued and outstanding immediately prior to the Effective Time and held by the General Partner shall be, and at the Effective Time is, automatically converted into a non-economic general partner interest in the Surviving Entity and, as a result, from and after the Effective Time, the General Partner shall continue as the general partner of the Surviving Entity without interruption, the General Partner shall not be entitled to any distributions, allocations or other economic rights associated with the Partnership General Partner Interest, the General Partner shall continue to be entitled to any management rights associated with the Partnership General Partner Interest and the Partnership shall continue without dissolution. No consideration shall be delivered to the General Partner in respect thereof.

At the Effective Time, the books and records of the Partnership shall be revised to reflect the cancellation and retirement of all Partnership Public Units and the conversion of the Partnership General Partner Interest to a non-economic general partner interest, and the existence of the Partnership shall continue without dissolution.

(c)    Effect of Merger on Equity of Merger Sub. The limited liability company interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist, and no consideration shall be delivered respect thereof.

(d)    Issuance of TE Units. TE shall issue to TEGP a number of TE Units equal to the number of New TEGP Class A Shares issued as Merger Consideration pursuant to Section 2.3(a)(i) (including, for the avoidance of doubt, New TEGP Class A Shares issued upon the rounding up of fractional TEGP Class A Shares pursuant to Section 2.4(e)). For the avoidance of doubt, notwithstanding any other provision of this Agreement, no fractional TE Unit shall be issued.

Section 2.4	Exchange of Partnership Public Units.

(a)    Exchange Agent. Prior to the Effective Time, TEGP shall appoint a commercial bank or trust company as exchange agent hereunder for the purpose of exchanging Book-Entry Units for the Merger Consideration and the payment of any distributions pursuant to Section 2.4(c) (the “Exchange Agent”). Promptly after the Closing, TEGP shall (i) deposit, or cause to be deposited, with the Exchange Agent the New TEGP Class A Shares to be issued as the Merger Consideration pursuant to Section 2.3(a)(i) (including, for the avoidance of doubt, New TEGP Class A Shares issued upon the rounding up of fractional TEGP Class A Shares pursuant to Section 2.4(e)) and (ii) authorize the Exchange Agent to exchange Partnership Public Units in accordance with Section 2.3(a). TEGP shall deposit or make available to the Exchange Agent, from time to time after the Effective Time, cash necessary to pay any distributions pursuant to Section 2.4(c). Any New TEGP Class A Shares and cash deposited with or made available to the Exchange Agent for the payment of distributions in accordance with Section 2.4(c) shall hereinafter be referred to as the “Exchange Fund.” The Exchange Fund shall be used only for the purposes contemplated by Section 2.4(c).

(b)    Exchange Procedures. Promptly after the Effective Time, TEGP shall instruct the Exchange Agent to mail to each record holder of Book-Entry Units (i) a form of letter of transmittal (the “Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to Book-Entry Units shall pass only upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in such customary form and have such other provisions as TEGP and the Partnership may reasonably agree prior to the Effective Time) and (ii) instructions for effecting the surrender of Book-Entry Units in exchange for the Merger Consideration payable in respect of such Book-Entry Units and any distributions payable pursuant to Section 2.4(c). Subject to Section 2.4(c), upon surrender to the Exchange Agent of Book-Entry Units, together with a properly completed and duly executed Letter of Transmittal and such other documents as may be required by the Exchange Agent, the holder of such Book-Entry Units shall be entitled to receive in exchange therefor (A) that number of New TEGP Class A Shares (including, for the avoidance of doubt, New TEGP Class A Shares to be issued upon the rounding up of fractional TEGP Class A Shares pursuant to Section 2.4(e)) to which such holder of Book-Entry Units is entitled pursuant to this Article II and (B) any distributions such holder of Book-Entry Units is entitled to receive pursuant to Section 2.4(c). All New TEGP Class A Shares delivered in accordance with this Article II shall be uncertificated and shall be registered in book-entry form. After the Effective Time, there shall be no further transfer on the records of the Partnership or its transfer agent of Book-Entry Units, provided, that the foregoing shall not restrict the transfer of any Partnership Interest other than Partnership Public Units after the Effective Time. If such Book-Entry Units are presented to the Partnership or its transfer agent for transfer, they shall be canceled against delivery of the appropriate Merger Consideration and any distributions payable pursuant to Section 2.4(c) as hereinabove provided. Until surrendered, as contemplated by this Section 2.4, each Book-Entry Unit shall be deemed, at any time after the Effective Time, to represent only the right to receive upon such surrender the appropriate Merger Consideration payable and any distributions to which such holder is entitled pursuant to Section 2.4(c). No interest shall be paid or accrue on any Merger Consideration or unpaid distributions payable pursuant to Section 2.4(c) to holders of Book-Entry Units.

(c)    Distributions with Respect to Unexchanged Partnership Public Units. No distributions declared or made with respect to New TEGP Class A Shares with a record date after the Effective Time shall be paid to the holder of any Book-Entry Units not surrendered with respect to TEGP Class A Shares issuable in respect thereof until such Book-Entry Units have been surrendered in accordance with this Section 2.4. Subject to Applicable Law, following compliance with the requirements of this Section 2.4, TEGP shall (i) cause the Exchange Agent to pay to each holder of Book-Entry Units, without interest, (a) promptly after the time of surrender of such Book-Entry Units, the amount of distributions previously paid with respect to New TEGP Class A Shares issuable with respect to such Book-Entry Units that have a record date after the Effective Time and a payment date on or prior to the date of surrender, and (b) at the appropriate payment date, the amount of distributions payable with respect to such Book-Entry Units that have a record date prior to the Effective Time and that were declared on or prior to the Effective Time but that remain unpaid at the Closing Date and (ii) at the appropriate payment date, pay to each holder of New TEGP Class A Shares issuable with respect to such Book-Entry Units the amount of distributions payable with respect to such New TEGP Class A Shares that have a record date after the Effective Time and prior to the date of surrender and a payment date subsequent to the date of surrender.

(d)    No Further Rights in Partnership Public Units. All Merger Consideration issued upon the surrender of Book-Entry Units in accordance with the terms of this Section 2.4 shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Book-Entry Units, subject, however, to TEGP’s obligation, with respect to Partnership Common Units outstanding immediately prior to the Effective Time, to pay any distributions with a record date prior to the Effective Time that were declared on or prior to the Effective Time by the Partnership on such Partnership Common Units in accordance with the terms of this Agreement and that remain unpaid at the Closing Date.

(e)    No Fractional Shares. No certificates or scrip representing fractional TEGP Class A Shares shall be issued in the Merger. Notwithstanding any other provision of this Agreement, all fractional TEGP Class A Shares that a holder of Partnership Public Units would otherwise be entitled to receive as Merger Consideration (after taking into account all Partnership Public Units held by such holder) will be aggregated and then, if a fractional TEGP Class A Share results from that aggregation, be rounded up to the nearest whole TEGP Class A Share, and any such additional TEGP Class A Shares shall become part of the Merger Consideration.

(f)    Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the former holders of Partnership Public Units as of the date that is twelve months following the Effective Time shall be delivered to TEGP upon demand. Thereafter, any former holders of Partnership Public Units who have not theretofore complied with the provisions of this Section 2.4 shall look only to TEGP for payment of their claim for Merger Consideration and any distributions with respect to New TEGP Class A Shares to which they are entitled pursuant to Section 2.4(c), in each case, without any interest thereon.

(g)    No Liability. None of TEGP, TEGP Management, the Partnership, the General Partner or the Surviving Entity shall be liable to any holder of Partnership Public Units for any New TEGP Class A Shares (or cash for the payment of distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h)    Transferred Partnership Public Units. If any Book-Entry Units shall have been transferred, but such transfer is not registered in the transfer records of the Partnership, the transferee of such Book-Entry Units may effect the surrender of such Book-Entry Units by delivering evidence of ownership of such Book-Entry Units as required by the Exchange Agent accompanied by all documents required to evidence and effect such transfer. In addition, such transferee shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration and any distributions payable pursuant to Section 2.4(c) in any name other than that of the record holder of such Book-Entry Units, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Upon compliance with this Section 2.4(h), the Merger Consideration payable in respect of such Book-Entry Units, and any distributions to which the holder of such Book-Entry Units is entitled pursuant to Section 2.4(c), may be paid to such transferee.

(i)    Admission as a Limited Partner. Upon the issuance of New TEGP Class A Shares to holders of Partnership Public Units in accordance with this Agreement, each Person receiving New TEGP Class A Shares shall automatically be admitted as a limited partner of TEGP.

(j)    Withholding. Each of TEGP, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Common Units or Partnership EPUs such amounts as TEGP, the Surviving Entity or the Exchange Agent deems to be required to deduct and withhold under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so deducted and withheld by TEGP, the Surviving Entity or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Partnership Common Units or Partnership EPUs in respect of whom such deduction and withholding was made by TEGP, the Surviving Entity or the Exchange Agent, as the case may be. If withholding is taken in TEGP Class A Shares, TEGP, the Surviving Entity or the Exchange Agent, as the case may be, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.5	Certain Adjustments.

If between the Execution Date and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the number of outstanding Partnership Common Units or TEGP Class A Shares shall be changed into a different number of units, shares or other securities (including any different class or series of securities) by reason of any dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction, or any such transaction shall be authorized, declared or agreed upon with a record date at or prior to the Effective Time, then the Merger Consideration, and any other similarly dependent items shall be appropriately adjusted to reflect fully the effect of such transaction and to provide to the Partnership, Merger Sub and the holders of Partnership Common Units the same economic effect as contemplated by this Agreement prior to such event, and thereafter, all references in this Agreement to the Merger Consideration, and any other similarly dependent items shall be references to the Merger Consideration, and any other similarly dependent items, as so adjusted; provided, however, that nothing in this Section 2.5 shall be deemed to permit or authorize any Party to effect any such transaction that it is not otherwise authorized or permitted to be undertaken pursuant to this Agreement.

Section 2.6	Partnership Equity Awards.

At the Effective Time, each Partnership EPU that is outstanding and unvested immediately prior to the Effective Time shall be converted into the right to receive an equity participation share with respect to TEGP Class A Shares with substantially the same terms as those applicable to such Partnership EPU and set forth in the agreement by which the award of such Partnership EPU is evidenced, as in effect on the Execution Date (all outstanding Partnership EPUs converted pursuant to this Section 2.6, the “Assumed EPUs”). Accordingly, from and after the Effective Time: (a) each Assumed EPU award will be settled in TEGP Class A Shares; (b) the number of TEGP Class A Shares subject to each Assumed EPU award shall be determined by multiplying the number of Partnership Common Units subject to such Assumed EPU award immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting number up to the nearest whole number of TEGP Class A Shares; and (c) any conditions and restrictions on the receipt of any Assumed EPUs shall continue in full force and effect and the term, vesting schedule and other provisions of such Assumed EPUs shall otherwise remain unchanged as a result of the assumption of such Assumed EPUs. Notwithstanding the foregoing, (i) TEGP Management shall assume all obligations with respect to each Assumed EPU, (ii) each Assumed EPU shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any dividend or distribution payable in partnership interests, voting securities, equity interests or rights, subdivision, reclassification, split, split-up, combination, merger, consolidation, reorganization, exchange or other similar transaction with respect to TEGP Class A Shares following the Effective Time, and (iii) the TEGP Management Board, or any committee thereof, shall succeed to the authority and responsibility of the General Partner Board, or any committee, thereof with respect to each Assumed EPU.

Section 2.7	Tax Characterization of Merger.

For U.S. federal income tax purposes (and for purposes of any applicable state, local or foreign Tax that follows the U.S. federal income tax treatment), the Parties agree to treat the Merger (a) with respect to holders of Partnership Public Units, as a taxable sale of such Partnership Public Units to TE and (b) with respect to TE, as a purchase of Partnership Public Units from the holders of such Partnership Public Units. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by Applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with, or final administrative decision by, the relevant Governmental Authority.

Section 2.8	No Dissenters’ Rights.

No dissenters’ or appraisal rights are or will be available with respect to the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to the other Parties, as of the Execution Date and except as disclosed in the disclosure schedules delivered to the other Parties on the Execution Date (collectively, the “Partnership Disclosure Schedule”) (it being understood that any information set forth on any Partnership Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement), as follows:

Section 3.1	Organization and Existence.

(a)    The Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. The Partnership is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Partnership Group, taken as a whole.

(b)    Each of the Partnership Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the Partnership Subsidiaries is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Partnership Group, taken as a whole.

Section 3.2	Authority and Approval.

(a)    The Partnership has full limited partnership power and authority to execute and deliver this Agreement, and, subject to obtaining Partnership Limited Partner Approval, has full limited partnership power and authority to consummate the Transactions and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement and, subject to obtaining Partnership Limited Partner Approval, the consummation of the Transactions and the performance of all of the obligations hereof to be performed by the Partnership have been duly authorized and approved by all requisite limited partnership action.

(b)    This Agreement has been duly executed and delivered by or on behalf of the Partnership and constitutes the valid and legally binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)    The General Partner, for and on behalf of the Partnership, has taken all necessary action so that any Takeover Laws applicable to any member of the Partnership Group do not, and will not, apply to this Agreement and the consummation of the Transactions, including the Merger and the issuance of the New TEGP Class A Shares.

Section 3.3	No Conflict; Consents.

Except as set forth on Partnership Disclosure Schedule 3.3:

(a)    the execution, delivery and performance of this Agreement by the Partnership does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions will not, (i) subject to obtaining Partnership Limited Partner Approval, violate, conflict with, result in any breach of, or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership of the Partnership or the TEP Partnership Agreement; (ii) conflict with or violate any Applicable Law; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which any member of the Partnership Group is a party or by which it is bound, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Partnership Group, taken as a whole; and

(b)    no notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by the Partnership in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (i) the filing of the Registration Statement, including the Proxy Statement forming a part thereof, with the SEC, (ii) such filings as may be required under applicable state and federal securities Laws, (iii) the filing of a Notification and Report Form pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such notices, consents, approvals, licenses, permits, orders or authorizations as have been waived or obtained or with respect to which the time for asserting such right has expired or (vi) for those notices, consents, approvals, licenses, permits, orders or authorizations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect with respect to the Partnership Group, taken as a whole (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 3.4	Capitalization.

As of the Execution Date, the issued and outstanding Equity Interests of the Partnership consist of 73,199,753 Partnership Common Units (excluding 1,069,928 Partnership EPUs outstanding as of the Execution Date), 834,391 general partner units representing a 1.13% general partner interest in the Partnership (the “Partnership General Partner Interest”) and the Incentive Distribution Rights. All of such Partnership Common Units and Incentive Distribution Rights, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the TEP Partnership Agreement and are fully paid (to the extent required under the TEP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). The Partnership General Partner Interest has been duly authorized and validly issued in accordance with the TEP Partnership Agreement. Except (x) as set forth above in this Section 3.4, (y) for the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of Partnership Common Units or other equity awards in accordance with the terms of any existing equity-based bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity holder’s termination of service) and (z) as disclosed in the Partnership SEC Documents, there are (a) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the Partnership any partnership interests of the Partnership, (b) no commitments on the part of the Partnership to issue partnership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (c) no partnership interests of the Partnership reserved for issuance for any such purpose. The Partnership has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its partnership interests. Except for this Agreement, the Support Agreement and the TEP Partnership Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any partnership interests of the Partnership.

Section 3.5	Issuance of Partnership Common Units.

The issuance by the Partnership of the Pre-Closing Common Units to be issued and sold to Holdco pursuant to this Agreement, and the limited partner interests represented thereby: (a) has been duly authorized by or on behalf of the Partnership pursuant to the TEP Partnership Agreement; (ii) such Pre-Closing Common Units, when issued and delivered in accordance with the terms of this Agreement and the TEP Partnership Agreement, will be validly issued, fully paid (to the extent required under the TEP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) such Pre-Closing Common Units will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the TEP Partnership Agreement, the DRULPA and applicable state and federal securities Laws.

Section 3.6	Title to Assets.

Except as set forth on Partnership Disclosure Schedule 3.6:

(a)    as of the Execution Date, each member of the Partnership Group has (i) good and marketable fee simple title to the material items of owned real property (excluding Easements (as defined below)) used or held for use by it for the conduct of its business, free and clear of any Liens (other than Permitted Liens), and (ii) a valid, binding and enforceable leasehold interest in each of the material items of leased property used or held for use by it for the conduct of its business, free and clear of any Liens (other than Permitted Liens). For purposes of this Section 3.6, “Easements” means any easements, rights of way, memorandum of easements, permits, servitudes, licenses, any instruments creating an interest in real property, and similar rights related to real property used in connection with the Partnership Group’s business.

(b)    the tangible personal property owned by the members of the Partnership Group, together with the tangible personal property owned by Affiliates of the Partnership that provide services to or for the benefit of the Partnership Group, includes all material tangible personal property that is necessary for the Partnership Group to conduct its operations in substantially the same manner as currently being conducted, and such material tangible personal property is in good working order, subject to normal wear and tear. Each member of the Partnership Group has good and defensible title to its material tangible personal property, free and clear of any Liens (other than Permitted Liens).

(c)    (i) the Partnership owns, directly or indirectly, beneficially and of record, 100% of the issued and outstanding capital stock or limited liability company interests, as applicable, of each of the Partnership Subsidiaries.

(ii)    all of the capital stock or limited liability company interests, as applicable, of each Partnership Subsidiary owned, directly or indirectly, by the Partnership, have been duly authorized and validly issued in accordance with the Organizational Documents of such Partnership Subsidiary, and are fully paid (to the extent required under the Organizational Documents of such Partnership Subsidiary) and nonassessable (except (x) in the case of a limited liability company interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA, and (y) in the case of a limited liability company interest in a limited liability company formed under the laws of another domestic state, as such nonassessability may be affected by similar provisions of such state’s limited liability company statute).

(iii)    except as contemplated by the REX LLC Agreement, (A) there are (1) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from any Partnership Subsidiary any capital stock or limited liability company interests, as applicable, of such Partnership Subsidiary, (2) no commitments on the part of any Partnership Subsidiary to issue capital stock or limited liability company interests, as applicable, subscriptions, warrants, options, convertible securities or other similar rights and (3) no capital stock or limited liability company interests, as applicable, of any Partnership Subsidiary reserved for issuance for any such purpose; (B) no Partnership Subsidiary has any obligation (contingent or other) to purchase, redeem or otherwise acquire any of its capital stock or limited liability company interests, as applicable; and (C) there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any capital stock or limited liability company interests, as applicable, of any Partnership Subsidiary.

Section 3.7	Litigation; Laws and Regulations.

Except as set forth on Partnership Disclosure Schedule 3.7:

(a)    There are no Actions pending or, to the Partnership’s Knowledge, threatened that (i) question or involve the validity or enforceability of the Partnership’s obligations under this Agreement or (ii) seek (A) to prevent or delay the consummation by the Partnership of the Transactions or (B) damages in connection with any such consummation.

(b)    No member of the Partnership Group is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Partnership Group, taken as a whole.

Section 3.8	Partnership SEC Documents.

(a)    The Partnership has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2017 (all such forms, reports, statements, certificates and other documents filed since December 31, 2017, and prior to the Execution Date, including, for the avoidance of doubt, the Partnership 10-K, collectively, the “Partnership SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Partnership SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the Execution Date, as of the date of such amendment or superseding filing), none of the Partnership SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the Partnership SEC Documents.

(b)    The audited consolidated financial statements (including any related notes thereto) included in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Partnership Group at the respective dates thereof and the results of their operations and cash flows for the periods indicated.

(c)    The Partnership maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to the Partnership, including its consolidated Subsidiaries, is made known to the principal executive officer and the principal financial officer of the Partnership by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. The Partnership maintains internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 3.9	Undisclosed Liabilities.

Except as set forth in the Partnership SEC Documents or on Partnership Disclosure Schedule 3.9 (such matters set forth in the Partnership SEC Documents or listed on such Partnership Disclosure Schedule, the “Partnership Disclosed Liabilities”), there are no liabilities or obligations of any member of the Partnership Group of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, or arising under contract, or otherwise, other than those liabilities and/or obligations incidental to the existence and status of any such member of the Partnership Group as a corporation, limited partnership or limited liability company, as applicable, under the Applicable Laws of its state of organization, such as annual fees owed to such state and fees owed to any registered agent.

Section 3.10	Investment Company Act.

No member of the Partnership Group is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11	No Adverse Change.

Since December 31, 2017, there has been no Material Adverse Effect with respect to the Partnership Group, taken as a whole.

Section 3.12	Tax Matters.

Except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the Partnership Group, taken as a whole, and except as set forth on Partnership Disclosure Schedule 3.12: (a) all Tax Returns required to be filed by or with respect to any member of the Partnership Group or its assets have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by any member of the Partnership Group that are or have become due have been timely paid in full, (c) there are no Liens on any of the assets of any member of the Partnership Group that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor and (d) there is no claim against any member of the Partnership Group for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to any member of the Partnership Group.

Section 3.13	Brokerage Arrangements.

Except as set forth on Partnership Disclosure Schedule 3.13, the Partnership has not entered (directly or indirectly) into any agreement with any Person that would obligate the Partnership or any of its post-Closing Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the Transactions.

Section 3.14	Opinion of Financial Advisor.

The Partnership Conflicts Committee has received the opinion of the Conflicts Committee Financial Advisor, dated as of the Execution Date, to the effect that, as of the date thereof and subject to the qualifications, limitations and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Unaffiliated Unitholders.

Section 3.15	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE PARTNERSHIP IN THIS AGREEMENT, THE PARTNERSHIP HAS NOT MADE, AND DOES NOT MAKE, AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

TEGP, TE, MERGER SUB AND THE GENERAL PARTNER

TEGP, TE, Merger Sub and the General Partner, jointly and severally, hereby represent and warrant to the Partnership, as of the Execution Date and except as disclosed in the disclosure schedules delivered to the Partnership on the Execution Date (collectively, the “TEGP Disclosure Schedule”) (it being understood that any information set forth on any TEGP Disclosure Schedule shall be deemed to apply to and qualify only the section or subsection of this Agreement to which it corresponds in number, unless it is reasonably apparent on its face that such information is relevant to other sections or subsections of this Agreement) as follows:

Section 4.1	Organization and Existence.

(a)    Each of TEGP, TE, Merger Sub and the General Partner is a limited liability company or limited partnership, as applicable, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company or limited partnership, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of TEGP, TE, Merger Sub and the General Partner is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole.

(b)    Each of the TEGP Subsidiaries is a corporation, limited liability company or limited partnership, as applicable, duly incorporated or formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate, limited liability company or limited partnership, as applicable, power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Each of the TEGP Subsidiaries is duly licensed or qualified to do business and is in good standing in the states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole.

Section 4.2	Authority and Approval.

(a)    Each of TEGP, TE, Merger Sub and the General Partner has full limited liability company or limited partnership, as applicable, power and authority to execute and deliver this Agreement, and each has full limited liability company or limited partnership power and authority, as applicable, to consummate the Transactions, including the issuance of the New TEGP Class A Shares by TEGP pursuant to Section 2.3(a)(i) and the issuance of TE Units by TE pursuant to Section 2.3(d), and to perform all of the obligations hereof to be performed by it. The execution and delivery of this Agreement, the consummation of the Transactions and the performance of all of the obligations hereof to be performed by TEGP, TE, Merger Sub and the General Partner have been duly authorized and approved by all requisite limited liability company or limited partnership action of TEGP, TE, Merger Sub and the General Partner, as applicable.

(b)    This Agreement has been duly executed and delivered by or on behalf of each of TEGP, TE, Merger Sub and the General Partner and constitutes the valid and legally binding obligation of each of TEGP, TE, Merger Sub and the General Partner, enforceable against each of TEGP, TE, Merger Sub and the General Partner in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

(c)    The TEGP Management Board has taken all necessary action so that any Takeover Laws do not, and will not, apply to this Agreement and the consummation of the Transactions, including the Merger and the issuance of the New TEGP Class A Shares.

Section 4.3	No Conflict; Consents.

(a)    The execution, delivery and performance of this Agreement by each of TEGP, TE, Merger Sub and the General Partner does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the Transactions by TEGP, TE, Merger Sub and the General Partner will not, (i) violate, conflict with, result in any breach of or require the consent of any Person under, any of the terms, conditions or provisions of the certificate of limited partnership, certificate of formation, limited partnership agreement or limited liability company agreement, as applicable, of TEGP, TE, Merger Sub or the General Partner; (ii) conflict with or violate any Applicable Law; or (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, contract, commitment, license, concession, permit, lease, joint venture or other instrument to which TEGP, TE, Merger Sub or the General Partner is a party or by which it is bound, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole.

(b)    No notice to or consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by TEGP, TE, Merger Sub or the General Partner in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except (i) the filing of the Registration Statement, including, for the avoidance of doubt, the Proxy Statement, with the SEC, (ii) such filings as may be required under applicable state and federal securities Laws, (iii) the filing of a Notification and Report Form pursuant to the HSR Act and the termination or expiration of the waiting period required thereunder and any other filings required under the HSR Act, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (v) such notices, consents, approvals, licenses, permits, orders or authorizations as have been waived or obtained or with respect to which the time for asserting such right has expired or (vi) for those notices, consents, approvals, licenses, permits, orders or authorizations which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole (including such consents, approvals, licenses, permits, orders or authorizations that are not customarily obtained prior to the Closing and are reasonably expected to be obtained in the ordinary course of business following the Closing).

Section 4.4	Capitalization.

(a)    Capitalization of TEGP. As of the Execution Date, the issued and outstanding partnership interests of TEGP solely consist of 58,085,002 TEGP Class A Shares (excluding 194,998 TEGP EPSs outstanding as of the Execution Date), 126,709,225 TEGP Class B Shares and the TEGP General Partner Interest. All of such TEGP Class A Shares and TEGP Class B Shares, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the TEGP Partnership Agreement and are fully paid (to the extent required under the TEGP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA). The general partner interest represented by the TEGP General Partner Interest has been duly authorized and validly issued in accordance with the TEGP Partnership Agreement. Except as set forth above in this Section 4.4(a) and except as disclosed in the TEGP SEC Documents, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from TEGP any partnership interests of TEGP, (ii) no commitments on the part of TEGP to issue partnership interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no partnership interests of TEGP reserved for issuance for any such purpose. TEGP has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its partnership interests. Except for this Agreement and the TEGP Partnership Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any partnership interests of TEGP.

(b)    Capitalization of TE. As of the Execution Date, there are issued and outstanding 184,794,227 TE Units, which collectively constitute all of the issued and outstanding limited liability company interests of TE. The limited liability company interests represented by the TE Units have been duly authorized and validly issued in accordance with the TE LLC Agreement and are fully paid (to the extent required under the TE LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as set forth above in this Section 4.4(b) and except as disclosed in the TEGP SEC Documents, there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from TE any limited liability company interests of TE, (ii) no commitments on the part of TE to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no limited liability company interests of TE reserved for issuance for any such purpose. Except as disclosed in the TEGP SEC Documents, TE has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its limited liability company interests. Except for this Agreement and the TE LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any limited liability company interests of TE.

(c)    Capitalization of Merger Sub. As of the Execution Date, the only issued and outstanding limited liability company interest of Merger Sub is the Merger Sub Membership Interest. The limited liability company interest represented by the Merger Sub Membership Interest has been duly authorized and validly issued in accordance with the Merger Sub LLC Agreement and is fully paid (to the extent required under the Merger Sub LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as set forth above in this Section 4.4(c), there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Merger Sub any limited liability company interests of Merger Sub, (ii) no commitments on the part of Merger Sub to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no limited liability company interests of Merger Sub reserved for issuance for any such purpose. Merger Sub has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its limited liability company interests. Except for this Agreement and the Merger Sub LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any limited liability company interests of Merger Sub.

(d)    Capitalization of the General Partner. As of the Execution Date, the only issued and outstanding limited liability company interest of the General Partner is the General Partner Membership Interest. The limited liability company interest represented by the General Partner Membership Interest has been duly authorized and validly issued in accordance with the General Partner LLC Agreement and is fully paid (to the extent required under the General Partner LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA). Except as set forth above in this Section 4.4(d), there are (i) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from the General Partner any limited liability company interests of the General Partner, (ii) no commitments on the part of the General Partner to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights, and (iii) no limited liability company interests of the General Partner reserved for issuance for any such purpose. The General Partner has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its limited liability company interests. Except for this Agreement and the General Partner LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any limited liability company interests of the General Partner.

Section 4.5	Issuance of Equity Interests.

(a)    (i) The issuance by TEGP of the New TEGP Class A Shares to be issued in connection with the Merger pursuant to this Agreement, and the limited partner interests represented thereby, has been duly authorized by or on behalf of TEGP pursuant to the TEGP Partnership Agreement; (ii) such New TEGP Class A Shares, when issued and delivered in accordance with the terms of this Agreement and the TEGP Partnership Agreement, will be validly issued, fully paid (to the extent required by the TEGP Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA); and (iii) such New TEGP Class A Shares will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the TEGP Partnership Agreement, the DRULPA and applicable state and federal securities Laws.

(b)    The TEGP Class A Shares issued and outstanding as of the Execution Date are listed on the NYSE, and TEGP has not received any notice of delisting.

(c)    On the Closing Date, the New TEGP Class A Shares to be issued in connection with the Merger will have those rights, preferences, privileges and restrictions governing the TEGP Class A Shares as set forth in the TEGP Partnership Agreement.

(d)    The issuance by TE of the TE Units to be issued to TEGP pursuant to this Agreement, and the limited liability company interests represented thereby: (i) has been duly authorized by or on behalf of TE pursuant to the TE LLC Agreement; (ii) such TE Units, when issued and delivered in accordance with the terms of this Agreement and the TE LLC Agreement, will be validly issued, fully paid (to the extent required under the TE LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA); and (iii) such TE Units will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the TE LLC Agreement, the DLLCA and applicable state and federal securities Laws.

Section 4.6	Title to Assets.

Except as set forth on TEGP Disclosure Schedule 4.6:

(a)    as of the Execution Date, TEGP owns, beneficially and of record, 58,085,002 TE Units and holds good title, free and clear of all Liens, to such TE Units (except as set forth in the TE LLC Agreement and restrictions under applicable federal and state securities Laws), and, in its capacity as the Managing Member (as defined in the TE LLC Agreement) of TE has control of the affairs and business of TE subject to the limitations set forth in the TE LLC Agreement. TEGP owns no Equity Interests in any other Person other than the TE Units set forth in this Section 4.6(a).

(b)    as of the Execution Date, TE owns, beneficially and of record, (i) 25,619,218 Partnership Common Units, (ii) the Holdco Membership Interest and (iii) the General Partner Membership Interest (collectively, the “TE-Owned Interests”) and holds good title, free and clear of all Liens, to such TE-Owned Interests (except as set forth in the TEP Partnership Agreement, the Holdco LLC Agreement or the General Partner LLC Agreement, as applicable, and restrictions under applicable federal and state securities Laws). Except as set forth in Section 4.6(d), TE owns no Equity Interests in any other Person other than the TE-Owned Interests set forth in this Section 4.6(b).

(c)    the General Partner owns, beneficially and of record, the Partnership General Partner Interest and the Incentive Distribution Rights and holds good title, free and clear of all Liens, to such Partnership General Partner Interest and Incentive Distribution Rights (except as set forth in the TEP Partnership Agreement and restrictions under applicable federal and state securities Laws). The General Partner owns no Equity Interests in any other Person other than the Partnership General Partner Interest and the Incentive Distribution Rights set forth in this Section 4.6(c).

(d)    (i) TE owns, beneficially and of record, a 100% limited liability company interest (the “Development Holdco Interest”) in Tallgrass Development Holdings, LLC, a Delaware limited liability company (“Development Holdco”), and holds good title, free and clear of all Liens, to the Development Holdco Interest (except as set forth in the Development Holdco LLC Agreement and restrictions under applicable federal and state securities Laws). Development Holdco owns, beneficially and of record, a 100% limited liability company interest (the “REX Holdings Interest”) in Rockies Express Holdings, LLC, a Delaware limited liability company (“REX Holdings”), and holds good title, free and clear of Liens, to the REX Holdings Interest (except as set forth in the REX Holdings LLC Agreement and restrictions under applicable federal and state securities Laws). REX Holdings owns, beneficially and of record, a 25.01% limited liability company interest (the “REX Interest”) in Rockies Express Pipeline LLC, a Delaware limited liability company (“REX”), and holds good title, free and clear of all Liens, to the REX Interest (except as set forth in the REX LLC Agreement and restrictions under applicable federal and state securities Laws). The Development Holdco Interest, the REX Holdings Interest and the REX Interest have been duly authorized and are validly issued in accordance with the Development Holdco LLC Agreement, the REX Holdings LLC Agreement or the REX LLC Agreement, as applicable, and are fully paid (to the extent required under the Development Holdco LLC Agreement, the REX Holdings LLC Agreement or the REX LLC Agreement, as applicable) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the DLLCA).

(ii)    there are (A) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from Development Holdco any limited liability company interests of Development Holdco, (B) no commitments on the part of Development Holdco to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights and (C) no limited liability company interests of Development Holdco reserved for issuance for any such purpose. Development Holdco has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its limited liability company interests. Except for the Development Holdco LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any limited liability company interests of Development Holdco. Development Holdco owns no limited liability company interests in any other Person other than the REX Holdings Interest.

(iii)    there are (A) no authorized or outstanding subscriptions, warrants, options, convertible securities or other rights (contingent or otherwise) to purchase or otherwise acquire from REX Holdings any limited liability company interests of REX Holdings, (B) no commitments on the part of REX Holdings to issue limited liability company interests, subscriptions, warrants, options, convertible securities or other similar rights and (C) no limited liability company interests of REX Holdings reserved for issuance for any such purpose. REX Holdings has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its limited liability company interests. Except for the REX Holdings LLC Agreement, there is no voting trust or agreement, stockholders agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right or proxy relating to any limited liability company interests of REX Holdings. REX Holdings owns no limited liability company interests in any other Person other than the REX Interest. REX Holdings has made all required capital contributions to REX through the Execution Date.

Section 4.7	Litigation; Laws and Regulations.

Except as set forth on TEGP Disclosure Schedule 4.7:

(a)    There are no Actions pending or, to TEGP’s Knowledge, threatened that (i) question or involve the validity or enforceability of any of TEGP’s, TE’s, Merger Sub’s or the General Partner’s obligations under this Agreement or (ii) seek (A) to prevent or delay the consummation by TEGP, TE, Merger Sub or the General Partner of the Transactions or (B) damages in connection with any such consummation.

(b)    None of TEGP, TE, Merger Sub or the General Partner is in violation of or in default under any Applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole.

Section 4.8	Books and Records.

Accurate copies of the respective books of account, minute books and stock or other equity record books of TEGP and the TEGP Subsidiaries have been made available to the Partnership for inspection.

Section 4.9	Transactions with Affiliates.

Except as otherwise disclosed in the TEGP SEC Documents, no member of the TEGP Group is a party to any agreement, contract or arrangement between itself, on the one hand, and any other member of the TEGP Group, on the other hand.

Section 4.10	TEGP SEC Documents.

(a)    TEGP has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since December 31, 2017 (all such forms, reports, statements, certificates and other documents filed since December 31, 2017, and prior to the Execution Date, including, for the avoidance of doubt, TEGP’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 13, 2018, collectively, the “TEGP SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the TEGP SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the Execution Date, as of the date of such amendment or superseding filing), none of the TEGP SEC Documents contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the TEGP SEC Documents.

(b)    The audited consolidated financial statements (including any related notes thereto) included in TEGP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of TEGP and its consolidated subsidiaries at the respective dates thereof and the results of operations and cash flows of TEGP and its consolidated subsidiaries for the periods indicated.

(c)    TEGP maintains disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to TEGP, including its consolidated subsidiaries, is made known to the principal executive officer and the principal financial officer of TEGP by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by TEGP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms. TEGP maintains internal control over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

Section 4.11	Undisclosed Liabilities.

Except as set forth in the TEGP SEC Documents or on TEGP Disclosure Schedule 4.11 (such matters set forth in the TEGP SEC Documents or listed on such TEGP Disclosure Schedule, the “TEGP Disclosed Liabilities”), there are no liabilities or obligations of TEGP of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, or arising under contract, or otherwise, other than (a) those liabilities and/or obligations incidental to its existence and status as a Delaware limited partnership, such as annual fees owed to the State of Delaware and fees owed to a Delaware registered agent, and (b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the TEGP Group, taken as a whole.

Section 4.12	Investment Company Act.

No member of the TEGP Group is an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.13	No Adverse Change.

Since December 31, 2017, there has been no Material Adverse Effect with respect to the TEGP Group, taken as a whole.

Section 4.14	Tax Matters.

Except as would not have, individually or in the aggregate, a Material Adverse Effect with respect to the TEGP Group, taken as a whole, and except as set forth on TEGP Disclosure Schedule 4.14: (a) all Tax Returns required to be filed by or with respect to any member of the TEGP Group or its assets have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (b) all Taxes owed by any member of the TEGP Group that are or have become due have been timely paid in full, (c) there are no Liens on any of the assets of any member of the TEGP Group that arose in connection with any failure (or alleged failure) to pay any Tax on any of such assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor, (d) there is no claim against any member of the TEGP Group for any Taxes, and no assessment, deficiency, or adjustment has been asserted, proposed, or threatened with respect to any Taxes or Tax Returns of or with respect to any member of the TEGP Group, (e) TEGP has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the Execution Date or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions and (f) TEGP (i) effective as of April 1, 2015, made an election under Treasury Regulation Section 301.7701-3 to be classified as an association treated as a corporation for U.S. federal income tax purposes, (ii) is treated as a corporation for state and local income tax purposes to the extent such state or local jurisdiction follows U.S. federal income tax classifications, and (iii) has not made any other election under Treasury Regulation Section 301.7701-3.

Section 4.15	Brokerage Arrangements.

Except as set forth on TEGP Disclosure Schedule 4.15, none of TEGP, TE, Merger Sub or the General Partner has entered (directly or indirectly) into any agreement with any Person that would obligate such Party or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the Transactions.

Section 4.16	Waivers and Disclaimers.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY TEGP, TE, MERGER SUB AND THE GENERAL PARTNER IN THIS AGREEMENT, SUCH PARTIES HAVE NOT MADE, AND DO NOT MAKE, AND SPECIFICALLY NEGATE AND DISCLAIM ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, ORAL OR WRITTEN, PAST OR PRESENT.

ARTICLE V

COVENANTS

Section 5.1	Conduct of the Parties.

(a)    Conduct of the Partnership. Except (x) as provided in this Agreement, (y) as required by Applicable Law, or (z) as consented to in writing by TEGP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date until the Effective Time, (i) the General Partner shall cause the Partnership and its Subsidiaries to conduct their respective businesses in the ordinary course of business consistent with past practice, and (ii) the General Partner shall not, and shall not permit the Partnership to, cause the amendment of the certificate of limited partnership of the Partnership or the TEP Partnership Agreement, or the certificate of formation of the General Partner or the General Partner LLC Agreement, in each case, to the extent that any such amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the Parties to satisfy any conditions to, or the consummation of, the Transactions or (B) adversely impact the holders of Partnership Common Units in any material respect.

(b)    Conduct of TEGP. Except (1) as provided in this Agreement, (2) as set forth on TEGP Disclosure Schedule 5.1, (3) as required by Applicable Law, (4) as reasonably necessary or advisable in connection with the making of one or more capital contributions by REX Holdings to REX in order to fund the REX Notes Payoff Amount on or before the REX Maturity Date, or (5) as consented to in writing by the Partnership Conflicts Committee (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the Execution Date to the Effective Time, TEGP shall not, and shall not permit any member of the TEGP Group to, as applicable:

(i)    amend (x) TEGP’s certificate of limited partnership or the TEGP Partnership Agreement or (y) TE’s certificate of formation or the TE LLC Agreement, in each case, to the extent such amendment would reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the Transactions or (B) have a material adverse effect on the value of the Merger Consideration to be received by the holders of Partnership Public Units in the Merger;

(ii)    declare, set aside or pay any distribution payable in cash, stock or property, other than (A) regular quarterly cash distributions in respect of TEGP Interests approved by the TEGP Management Board in accordance with the TEGP Partnership Agreement, (B) cash distributions in respect of TE Units in accordance with the TE LLC Agreement and (C) cash distributions in respect of the General Partner Membership Interest in accordance with the General Partner LLC Agreement;

(iii)    make any acquisition or disposition, directly or indirectly (including by merger, consolidation, acquisition of assets, tender or exchange offer or otherwise), of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets of any other Person, other than (A) acquisitions or dispositions in the ordinary course of business and (B) any acquisition or disposition that is not, individually, material to the TEGP Group, taken as a whole;

(iv)    split, combine, divide, subdivide, reverse split, reclassify, recapitalize or effect any other similar transaction with respect to any of such entity’s capital stock or other equity interests;

(v)    adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would not reasonably be expected to (A) prohibit, prevent or materially hinder, impede or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the Transactions or (B) materially negatively impact the value of the Merger Consideration to be received by the holders of Partnership Public Units in the Merger;

(vi)    issue, deliver or sell any Equity Interests of TEGP for cash; provided, however, that this Section 5.1(b)(vi) shall not restrict or limit the ability of TEGP to make equity grants to its or its Affiliates’ employee benefit plans or as permitted pursuant to Section 5.1(b)(vii); provided, further, that nothing in this Section 5.1(b)(vi) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards consisting of TEGP Class A Shares or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including in connection with any equity award holder’s termination of service); and provided, further, that, for the avoidance of doubt, nothing in this Section 5.1(b)(vi) shall be deemed to restrict the exchange of TEGP Class B Shares, together with a corresponding number of TE Units, for TEGP Class A Shares in accordance with the TEGP Partnership Agreement and the TE LLC Agreement;

(vii)    grant any awards consisting of shares of TEGP Class A Shares or other Equity Interests of TEGP under any equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan, other than (A) in the ordinary course of business consistent with past practice, (B) as retention incentives, or (C) the payment of bonuses in the form of equity-based awards;

(viii)    waive, release, assign, settle or compromise any Actions to which a member of the TEGP Group is party seeking damages or an injunction or other equitable relief, which waiver, release, settlement or compromise would reasonably be expected to result in a Material Adverse Effect with respect to the TEGP Group, taken as a whole;

(ix)    other than in the ordinary course of business, (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), other than borrowings under existing revolving credit facilities, or (B) create any Lien on the property of any member of the TEGP Group to secure indebtedness; or

(x)    (A) agree, in writing or otherwise, to take any of the foregoing actions, or (B) agree, in writing or otherwise, to take any action that would reasonably be expected to prohibit, prevent or materially hinder, impede or delay the ability of the Parties to satisfy any of the conditions to, or the consummation of, the Transactions.

(c)    No Prohibited Action. From the Execution Date until the Closing Date, neither TEGP nor the Partnership shall, nor shall it cause any of its Subsidiaries to, take any action prohibited by this Agreement or fail to take any action required by this Agreement that, in either case, would be reasonably likely to (i) prohibit, prevent or materially hinder, impede or delay the ability of the Parties to satisfy any conditions to, or the consummation of, the Transactions or (ii) result in the failure of a condition to closing pursuant to Article VI.

(d)    Prompt Notification. From the Execution Date until the Closing Date, each of TEGP and the Partnership shall, and shall cause its Subsidiaries to, promptly notify the other Party in writing of (i) any event, condition or circumstance that could reasonably be expected to result in any of the conditions set forth in Article VI not being satisfied at the Effective Time, and (ii) any material breach by the notifying party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(d) shall not limit or otherwise affect the remedies available hereunder to the notified Party.

Section 5.2	Access to Information; Confidentiality.

(a)    Upon reasonable notice, from the Execution Date to the Closing Date, each Party shall, and shall cause its Subsidiaries to, (i) afford the other Parties and their respective officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours, to all of its properties, books, contracts, commitments and records and to its officers, employees, counsel, accountants, or other representatives and (ii) if applicable, furnish promptly to each other Party (A) a copy of each material report, schedule and other document filed by it pursuant to the requirements of applicable federal or state securities Laws (other than reports or documents that the Partnership or TEGP, or their respective Subsidiaries, as the case may be, are not permitted to disclose under Applicable Law) and (B) all other information concerning the business, properties and personnel of such Party as such other Party may reasonably request. No Party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Partnership Conflicts Committee or the institution in possession or control of such information or contravene any Law, fiduciary duty or binding agreement entered into prior to the Execution Date. The Parties shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions referred to in the preceding sentence apply.

(b)    Each Party agrees that it (i) shall not use any information obtained pursuant to this Section 5.2 or Section 5.5 for any purpose unrelated to (A) the consummation of the Transactions or (B) the matters contemplated by Section 5.5, in accordance with the terms thereof, and (ii) shall hold all information and documents obtained pursuant to this Section 5.2 and Section 5.5 in confidence; provided, however, the foregoing restrictions shall not apply to any information obtained pursuant to this Section 5.2 or Section 5.5 to which such Party was, prior to the Execution Date, entitled to receive pursuant to Applicable Law or any contract or agreement other than this Agreement. No investigation by any Party of the business and affairs of another Party shall affect, or be deemed to modify or waive, any representation, warranty, covenant or other agreement in this Agreement, or the conditions to any Party’s obligation to consummate the Transactions.

Section 5.3	Registration Statement.

(a)    Preparation of the Registration Statement. Each of the Parties agrees to cooperate in the preparation of a registration statement on Form S-4 (the “Registration Statement”), including a joint proxy statement and other proxy solicitation materials of the Partnership and prospectus of TEGP constituting a part thereof (the “Proxy Statement”) and all related documents, to be filed by TEGP with the SEC in order to register the issuance of the New TEGP Class A Shares to be issued in the Merger, as contemplated by this Agreement. Provided each of the other Parties has cooperated in the preparation of the Registration Statement as provided in this Section 5.3(a), TEGP shall use its commercially reasonable efforts to file the Registration Statement with the SEC as promptly as reasonably practicable, and in any event within twenty (20) days, following the Execution Date. Each of TEGP and the Partnership shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after the filing thereof, and to maintain the Registration Statement in effect until the earlier of the consummation of the

Transactions or the termination of this Agreement in accordance with Article VII. Each of the Parties also agrees to use its commercially reasonable efforts to obtain all necessary state securities Law or “Blue Sky” permits and approvals required to consummate the Transactions. Each of the Parties agrees to furnish to the other Parties all information concerning the members of the TEGP Group and the members of the Partnership Group, as applicable, and to take such other action as may be reasonably requested in connection with the foregoing.

(b)    Information Supplied. Each of the Parties agrees, as to itself and its Subsidiaries, that (i) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement forming a part of the Registration Statement, and any amendment or supplement thereto, will, at the date such Proxy Statement is mailed to the holders of Partnership Common Units, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the Parties further agrees that, if it shall become aware prior to the Closing Date of any information that would cause any of the statements in the Registration Statement or the Proxy Statement forming a part thereof to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not false or misleading, it will promptly inform the other Parties of such information and take the necessary steps to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement forming a part thereof, as applicable.

(c)    SEC Correspondence. Each of TEGP and the Partnership shall (i) promptly notify the other Party of receipt of any comments from the SEC or its staff regarding, and any requests by the SEC or its staff for amendments or supplements to or additional information regarding, the Registration Statement and (ii) promptly supply the other Party with copies of all correspondence between such Party and its employees, counsel, accountants and other authorized representatives, on the one hand, and the SEC or its staff, on the other hand, with respect thereto. TEGP and the Partnership shall use their respective commercially reasonable efforts to respond to any comments of the SEC or its staff with respect to the Registration Statement as promptly as practicable following receipt thereof from the SEC or its staff.

(d)    Distribution of Proxy Statement. The Partnership shall distribute, or cause the distribution of, the Proxy Statement to holders of Partnership Common Units as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

(e)    Registration of TEGP Class A Shares Subject to Assumed EPUs. On the Closing Date, to the extent necessary to register the issuance of the TEGP Class A Shares subject to Assumed EPUs, TEGP shall use its commercially reasonable efforts to file with the SEC a registration statement on Form S-8, a post-effective amendment to Form S-3, or, in each case, any successor form thereto, or such other registration statement or amendment as may be required in order to register the issuance of such TEGP Class A Shares. TEGP shall use its commercially reasonable efforts to maintain in effect such registration statement, including any related prospectus or prospectuses, for so long as such Assumed EPUs continue to be outstanding and unvested.

Section 5.4	Partnership Limited Partner Meeting.

(a)    Partnership Limited Partner Meeting. Subject to the terms and conditions of this Agreement, the General Partner shall take, for and on behalf of the Partnership, in accordance with the TEP Partnership Agreement, Applicable Law, and applicable stock exchange rules, and as soon as practicable following the Execution Date, all action necessary to set a record date for, call, give notice of, hold and convene an appropriate meeting of the holders of Partnership Common Units to consider and vote upon the approval of this Agreement and the Transactions, including, for the avoidance of doubt, the Merger, and any other matters required to be approved by the holders of Partnership Common Units in connection with the Transactions (including any adjournment or postponement, the “Meeting”).

(b)    General Partner Recommendation. Subject to Section 5.5, each of the General Partner Board and the Partnership Conflicts Committee shall recommend approval of this Agreement and the Transactions, to the holders of Partnership Common Units (the “General Partner Recommendation”) and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to TEGP, the General Partner Recommendation; (ii) if any Acquisition Proposal has been made public, fail to issue a press release recommending against such Acquisition Proposal and reaffirming the General Partner Recommendation, if requested by TEGP in writing, within the earlier of (x) ten (10) Business Days after such written request and (y) two (2) Business Days before the Meeting; provided, however, that TEGP may only make such request once with respect to a particular Acquisition Proposal unless such Acquisition Proposal is materially modified, in which case TEGP may make such request once with respect to each such material modification; (iii) fail to announce publicly, within ten Business Days after a tender offer or exchange offer relating to any securities of the Partnership has been commenced, that the General Partner Board and the Partnership Conflicts Committee recommend rejection of such tender or exchange offer; (iv) fail to include such General Partner Recommendation in the Proxy Statement; or (v) resolve or publicly propose to do any of the foregoing (any such action, a “Partnership Adverse Recommendation Change”). Subject to Section 5.5, the General Partner shall use reasonable best efforts to obtain from the holders of Partnership Common Units the Partnership Limited Partner Approval. Without limiting the generality of the foregoing, the obligations of the General Partner, for and on behalf of the Partnership, set forth in Section 5.4(a) shall not be affected by a Partnership Adverse Recommendation Change. Notwithstanding anything in this Agreement to the contrary, (A) the General Partner may postpone or adjourn the Meeting (1) to solicit additional proxies for the purpose of obtaining the Partnership Limited Partner Approval, (2) in the absence of quorum, or (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the General Partner has determined after consultation with outside legal counsel is necessary under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Partnership Common Units prior to the Meeting, and (B) the General Partner Board or the Partnership Conflicts Committee, as applicable, may cause the General Partner to postpone or adjourn the Meeting if the General Partner Board or the Partnership Conflicts Committee has delivered any notice contemplated by Section 5.5(b) and the time periods contemplated by Section 5.5(b) have not expired.

(c)    Agreement to Support. Contemporaneously with the execution and delivery of this Agreement, TE has executed and delivered the Support Agreement.

Section 5.5	Acquisition Proposals; Partnership Adverse Recommendation Change.

(a)    (i) The General Partner, for and on behalf of the Partnership, shall not, and the Partnership Subsidiaries shall not, and shall use reasonable best efforts to cause their respective officers, employees, counsel, accountants and other authorized representatives not to, directly or indirectly, (A) initiate, solicit or knowingly encourage or facilitate the submission of any Acquisition Proposal, (B) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information regarding, the Partnership in connection with any Acquisition Proposal, (C) approve, endorse, recommend or enter into any contract or agreement in principle, whether written or oral, with any Person (other than a member of the TEGP Group) concerning an Acquisition Proposal (except in compliance with Section 5.5(a)(ii)), (D) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar contract entered into in compliance with Section 5.5(a)(ii) by the General Partner or one or more of the members of the Partnership Group in respect of or in contemplation of an Acquisition Proposal, (E) take any action to make the provisions of any Takeover Laws inapplicable to any transactions contemplated by any Acquisition Proposal, or (F) resolve or publicly propose or announce to do any of the foregoing.

(ii)    If the General Partner, any member of the Partnership Group, or any of their respective officers, employees, counsel, accountants or other authorized representatives receives a Bona Fide Acquisition Proposal, the General Partner shall, or shall cause such Person, as applicable, to, promptly deliver such Bona Fide Acquisition Proposal to the General Partner Board and the Partnership Conflicts Committee. Notwithstanding the foregoing, but subject to the limitations in Section 5.5(a)(i), prior to obtaining Partnership Limited Partner Approval, the General Partner, for and on behalf of the Partnership, may furnish any information to and enter into or participate in discussions or negotiations with, any Person that makes a Bona Fide Acquisition Proposal (such Person making such a proposal, a “Receiving Party”), if (A) either or both of the General Partner Board or the Partnership Conflicts Committee, after consultation with its or their respective outside legal counsel(s) and financial advisors, determines in good faith (1) that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal and (2) that failure to permit the General Partner to furnish information to, or enter into or participate in discussions or negotiations with, such Receiving Party would be inconsistent with their respective duties to the holders of Partnership Common Units under Applicable Law, as modified by the TEP Partnership Agreement, and (B) prior to the General Partner furnishing any non-public information or data pertaining to the Partnership or any of its Subsidiaries (the “Non-Public

Information”) to such Receiving Party, (1) the Partnership receives from such Receiving Party an executed Confidentiality Agreement, (2) the Partnership furnishes a copy of such executed Confidentiality Agreement to TEGP and (3) the Partnership notifies TEGP of the identity of such Receiving Party.

(iii)    The Partnership agrees that any breach of the restrictions or obligations set forth in this Section 5.5(a) by the Partnership Conflicts Committee or, to the extent directed by the Partnership Conflicts Committee, any of its authorized representatives, shall constitute a breach of this Section 5.5(a) by the Partnership.

(iv)    The General Partner, for and on behalf of the Partnership, shall, as promptly as practicable (and in any event within 24 hours of receipt) advise TEGP orally and in writing of any Acquisition Proposal and the material terms and condition of any such Acquisition Proposal (including any changes thereto) and the identity of the Person making any such Acquisition Proposal. The Partnership shall keep TEGP informed on a reasonably current basis of material developments to the status and details regarding any such Acquisition Proposal (including changes thereto).

(b)    Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Partnership Limited Partner Approval, either or both of the General Partner Board or the Partnership Conflicts Committee may make a Partnership Adverse Recommendation Change if, after consultation with its or their respective outside legal counsel(s) and financial advisors, the General Partner Board and/or the Partnership Conflicts Committee (as the case may be) determines in good faith that the failure to make a Partnership Adverse Recommendation Change would be inconsistent with their respective duties to the holders of Partnership Common Units under Applicable Law, as modified by the TEP Partnership Agreement. Notwithstanding the foregoing, (x) no such Partnership Adverse Recommendation Change shall be made other than in response to (1) a Superior Proposal that did not result from a breach of this Section 5.5 or (2) an Intervening Event and (y) neither the General Partner Board nor the Partnership Conflicts Committee, as the case may be, shall be entitled to exercise its right to make a Partnership Adverse Recommendation Change pursuant to this Section 5.5(b) unless:

(i)    the General Partner Board or the Partnership Conflicts Committee (as the case may be) has provided prior written notice to TEGP specifying in reasonable detail the reasons for making a Partnership Adverse Recommendation Change (including, in the case of a Superior Proposal, a description of the material terms of such Superior Proposal and in the case of an Intervening Event, a description of the material events giving rise to the Intervening Event) at least four days in advance of its intention to take action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is required to be given there are less than four days prior to the Meeting, in which case the General Partner Board or the Partnership Conflicts Committee (as the case may be) shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(ii)    during the Partnership Notice Period, the General Partner Board or the Partnership Conflicts Committee (as the case may be) has negotiated with the TEGP

Management Board in good faith (to the extent the TEGP Management Board desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the General Partner Board’s and/or the Partnership Conflicts Committee’s (as the case may be) duties to holders of Partnership Common Units under Applicable Law, as modified by the TEP Partnership Agreement; provided, however, that any material amendment to the terms of a Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.5 and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for two days from the time TEGP receives such notice (as opposed to four days).

(c)    Nothing contained in this Agreement shall prevent the Partnership, the General Partner, the General Partner Board or the Partnership Conflicts Committee from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal if the General Partner Board or the Partnership Conflicts Committee determines in good faith (after consultation with its outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of Applicable Law; provided, however, that the General Partner Recommendation is expressly reaffirmed in any such communication unless a Partnership Adverse Recommendation Change has occurred in accordance with Section 5.5(b).

Section 5.6	Commercially Reasonable Efforts; Further Assurances.

From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the Parties shall use its commercially reasonable efforts to (a) take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Transactions as promptly as practicable (but in any event before a termination of this Agreement) and (b) defend any lawsuits or other Actions, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Transactions. Without limiting the foregoing but subject to the other terms of this Agreement, the Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the Transactions. Notwithstanding the foregoing, nothing in this Agreement will require any Party to hold separate or make any divestiture not expressly contemplated herein of any asset or otherwise agree to any restriction on its operations or other condition in order to obtain any consent or approval or other clearance required by this Agreement.

Section 5.7	No Public Announcement.

On the Execution Date, TEGP and the Partnership shall issue a joint press release with respect to the execution of this Agreement and the Transactions, which press release shall be reasonably satisfactory to TEGP Management and the Partnership Conflicts Committee. Except in connection with a Partnership Adverse Recommendation Change, if any, no Party shall issue any other press release or make any other public announcement concerning this Agreement or the Transactions (to the extent not previously issued or made in accordance with this Agreement) (other than as may be required by Applicable Law or pursuant to the rules of the NYSE, in which event the Party making the public announcement or press release shall, to the extent practicable, notify TEGP and the Partnership in advance of such public announcement or press release) without the prior approval of TEGP or the Partnership, which approval shall not be unreasonably withheld, delayed or conditioned.

Section 5.8	Expenses.

Except as provided in Section 7.6, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement, including legal fees, accounting fees, financial advisory fees and other professional and non-professional fees and expenses, shall be paid by the Party incurring such expenses, except that TE and the Partnership shall each pay for one-half of (a) any filing fees with respect to the Registration Statement, including, for the avoidance of doubt, the Proxy Statement, (b) the costs of printing and mailing of the Proxy Statement and (c) any filing fees and other costs and expenses relating to the preparation of any filing with a Governmental Authority required in connection with the Transactions, including any filings required under the HSR Act.

Section 5.9	Regulatory Issues.

(a)    The Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Authority having jurisdiction over the Transactions. Such cooperation shall include each of the Parties: (i) providing, in the case of oral communications with a Governmental Authority, advance notice of any such communication and, to the extent permitted by Applicable Law, an opportunity for each other Party to participate; (ii) providing, in the case of written communications, an opportunity for each other Party to comment on any such communication and provide the other with a final copy of all such communications; and (iii) complying promptly with any request for information from a Governmental Authority (including an additional request for information and documentary material), unless directed not to do so by any other Party. All cooperation shall be conducted in such a manner so as to preserve all applicable privileges.

(b)    In furtherance and not in limitation of the foregoing, the Parties shall cooperate fully to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within ten Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties) and (ii) supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act and use its reasonable best efforts to take, or cause to be taken, all other actions consistent with this Section 5.9(b) necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as promptly as practicable (and in any event no later than the Termination Date).

Section 5.10	Listing of New TEGP Class A Shares.

TEGP shall use its reasonable best efforts to cause the New TEGP Class A Shares to be approved for listing on the NYSE (subject, if applicable, to notice of issuance) prior to the Effective Time.

Section 5.11	Termination of Trading and Deregistration of Partnership Common Units.

The Partnership shall cooperate with TEGP, and shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law and rules of the NYSE to cause (a) the delisting of the Partnership Common Units on the NYSE and the termination of trading of the Partnership Common Units on the Closing Date and prior to the Effective Time and (b) the deregistration of the Partnership Common Units under the Exchange Act as promptly as practicable after the Effective Time.

Section 5.12	Distributions.

(a)    Until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, TEGP will use its commercially reasonable efforts to cause the General Partner Board to declare and cause the Partnership to pay regular quarterly cash distributions to holders of Partnership Common Units (i) declared, set aside or paid, as applicable, pursuant to the TEP Partnership Agreement, (ii) paid in the ordinary course of business consistent with past practice or (iii) in accordance with any plan or practice for the declaration, setting aside or payment of distributions publicly disclosed by the Partnership prior to the Execution Date or in connection with the Transactions.

(b)    Neither TEGP nor the General Partner shall modify or fail to pay any cash distributions to holders of TEGP Class A Shares or Partnership Common Units, as applicable, approved and declared on or prior to the Execution Date by the TEGP Management Board or the General Partner Board, as applicable, pursuant to the TEGP Partnership Agreement or the TEP Partnership Agreement, as applicable, but that remain unpaid as of the Execution Date.

(c)    From the Execution Date until the Effective Time, each of TEGP and the Partnership shall coordinate with the other regarding the declaration of any distributions in respect of TEGP Class A Shares and Partnership Common Units, and the record dates and payment dates relating thereto. It is the intention of the Parties that holders of Partnership Public Units shall not receive, for any quarter, distributions in respect of both Partnership Public Units and New TEGP Class A Shares that they receive upon conversion of such Partnership Public Units in the Merger, but that instead they shall receive, for any such quarter, either: (i) only distributions in respect of Partnership Public Units or (ii) only distributions in respect of New TEGP Class A Shares that they receive upon conversion of such Partnership Public Units in the Merger.

Section 5.13	Section 16 Matters.

Prior to the Effective Time, TEGP and the Partnership shall take all such steps as may be necessary or appropriate to cause the Transactions, including any dispositions of Partnership Common Units (including derivative securities with respect to such Partnership Common Units) or acquisitions of shares of TEGP Class A Shares (including derivative securities with respect to such TEGP Class A Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TEGP or the Partnership, or will become subject to such reporting requirements with respect to TEGP, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14	Conflicts Committee.

Prior to the Effective Time or termination of this Agreement in accordance with Article VII, neither the General Partner Board nor any member of the TEGP Group shall, without the consent of the Partnership Conflicts Committee, eliminate the Partnership Conflicts Committee, or revoke or diminish the authority of the Partnership Conflicts Committee, or remove or cause the removal of any member of the General Partner Board that is a member of the Partnership Conflicts Committee either as a member of such board or such committee without the affirmative vote of the members of the General Partner Board, including the affirmative vote of each of the other members of the Partnership Conflicts Committee. For the avoidance of doubt, this Section 5.14 shall not apply to the filling in accordance with the provisions of the General Partner LLC Agreement of any vacancies caused by the death, incapacity or resignation of any director.

Section 5.15	Takeover Laws.

No Party shall take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each Party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Transactions from, or if necessary challenge the validity or applicability of, any rights plan adopted by such Party or any applicable Takeover Law, as now or hereafter in effect, including Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

Section 5.16	Indemnification and Insurance.

(a)    TEGP and the Surviving Entity jointly and severally agree to indemnify and hold harmless the Partnership Indemnified Parties from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, relating to or arising out of this Agreement or the Transactions, in which any such Partnership Indemnified Party may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a Partnership Indemnified Party and acting (or omitting or refraining to act) in such capacity on behalf of or for the benefit of the Partnership, and to advance to such Partnership Indemnified Party expenses (including legal fees and expenses) incurred by such Partnership Indemnified Party in connection therewith, in each case to the same extent provided in, and in accordance with, the Organizational Documents of the Partnership and the General Partner as of the Execution Date.

(b)    TEGP shall, and shall cause the members of the Partnership Group to, honor all rights to indemnification, advancement of expenses, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (including the Transactions) now existing in favor of the Partnership Indemnified Parties as provided in the Organizational Documents of any member of the Partnership Group, under applicable Delaware Law or otherwise, and shall ensure that the Organizational Documents of the Surviving Entity and the General Partner (or their successor entities) shall, for a period of six years following the Effective Time, contain provisions no less advantageous with respect to indemnification, advancement of expenses, elimination of liability and exculpation of their present and former directors, officers, employees and agents than are set forth in the Organizational Documents of the Partnership and the General Partner as of the Execution Date. This Section 5.16(a) shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of a Partnership Indemnified Party as provided therein except with the prior written consent of such Partnership Indemnified Party, and shall be enforceable by any Partnership Indemnified Party and its heirs and representatives against TEGP and its successors and assigns.

(c)    For a period of six years after the Effective Time, TEGP shall maintain officers’ and directors’ liability insurance with a nationally reputable carrier covering each Partnership Indemnified Party who is or at any time prior to the Effective Time was covered by the existing officers’ and directors’ liability insurance applicable to the members of the Partnership Group (“D&O Insurance”), on terms substantially no less advantageous to the Partnership Indemnified Parties, as applicable, than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other Actions relating thereto are threatened, commenced, asserted or claimed before or after the Effective Time); provided, however, that TEGP shall not be required to pay an annual premium for the D&O Insurance for the Partnership Indemnified Parties in excess of 300% of the current annual premium currently paid by members of the Partnership Group for such insurance, but shall purchase as much of such coverage as possible for such applicable amount. TEGP shall have the right to cause such coverage to be extended under the applicable D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous to the Partnership Indemnified Parties than the existing D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.16.

(d)    The provisions of this Section 5.16 shall survive the consummation of the Merger and the other Transactions for a period of six years and expressly are intended to benefit each of the Partnership Indemnified Parties; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.16 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. The rights of any Partnership Indemnified Party under this Section 5.16 shall be in addition to any other rights such Partnership Indemnified Party may have under the Organizational Documents of any member of the Partnership Group or Applicable Law.

(e)    In the event TEGP or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, TEGP shall cause proper provision to be made so that its successors and assigns, as the case may be, shall assume the obligations set forth in this Section 5.16.

Section 5.17	Certain Pre-Closing Matters.

(a)    On the trading day immediately preceding the Closing Date, the Partnership shall issue and sell to Holdco, and Holdco shall purchase, the number of Partnership Common Units equal to (i) 0.1%, multiplied by (ii) (A) the number of Partnership Common Units held by TE as of the date of such issuance and sale, divided by (B) 99.9%, rounded up to the nearest whole Partnership Common Unit (collectively, the “Pre-Closing Common Units”). The purchase price for each Pre-Closing Common Unit shall be the Pre-Closing Common Unit Price. Prior to such issuance and sale, TE shall contribute to Holdco an amount of cash sufficient to permit Holdco to purchase each Pre-Closing Common Unit at the Pre-Closing Common Unit Price.

(b)    Subject to Section 5.16, prior to or at the Closing, the Parties shall, and shall cause their respective Subsidiaries to, take such actions as are necessary or required to terminate in full all indemnification obligations by and between members of the Partnership Group, on the one hand, and the members of the TEGP Group, on the other hand, including, for the avoidance of doubt, any rights to indemnification held by securityholders, directors, officers and employees of any member of the Partnership Group or the TEGP Group as a third party beneficiary, if any, without any liability, obligation or additional cost to any Party, or their respective Affiliates, with respect thereto following the Closing.

(c)    Prior to or at the Closing, the General Partner and the Partnership shall use their respective commercially reasonable efforts to cause the resignation of each director of the General Partner, each of such resignations to be effective as of the Effective Time.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.1	Conditions to Each Party’s Obligations.

The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a Party by each other Party:

(a)    Partnership Limited Partner Approval. This Agreement and the Transactions shall have been approved and adopted by a Unit Majority (as defined in the TEP Partnership Agreement) (the “Partnership Limited Partner Approval”).

(b)    Governmental Approvals. (i) Any waiting period (and any extensions thereof) applicable to the Transactions under the HSR Act shall have expired or been terminated and (ii) all filings required to be made prior to the Effective Time with, and all other consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority, in connection with the execution and delivery of this Agreement and the consummation of the Transactions, by the Parties or their Affiliates shall have been made or obtained, except where the failure to make such filings or obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect with respect to the TEGP Group, taken as a whole, or the Partnership Group, taken as a whole.

(c)    No Actions. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no Law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the Transactions, and no action, proceeding or investigation by any Governmental Authority with respect to the Merger or the other Transactions shall be pending that seeks to restrain, enjoin, prohibit, delay or make illegal the consummation of the Merger or such other Transactions or to impose any material restrictions or requirements thereon or on TEGP or the Partnership with respect thereto.

(d)    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority.

(e)    Listing of New TEGP Class A Shares. The New TEGP Class A Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)    Resignations. Each of the Parties shall have received copies of evidence of the resignation of each director of the General Partner effective as of the Effective Time.

Section 6.2	Conditions to the Partnership’s Obligations.

The obligation of the Partnership to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a Party by the Partnership:

(a)    Representations and Warranties; Performance.

(i)    Each of the representations and warranties of TEGP, TE, Merger Sub and the General Partner contained herein shall be true and correct as of the Execution Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date), in any case, in all material respects, and any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

(ii)    Each of TEGP, TE, Merger Sub and the General Partner shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder on or prior to the Closing Date.

(iii)    There shall not have occurred a Material Adverse Effect with respect to the TEGP Group, taken as a whole, between the Execution Date and the Closing Date.

(b)    Certificate. The Partnership shall have received (i) a certificate signed by an executive officer of TEGP Management, dated the Closing Date, certifying as to the matters set forth in Section 6.2(a) as they relate to TEGP and (ii) a certificate signed by an executive officer of TE, dated the Closing Date, certifying as to the matters set forth in Section 6.2(a) as they relate to TE, the General Partner and Merger Sub.

Section 6.3	Conditions to TEGP’s, TE’s and Merger Sub’s Obligations.

The obligation of each of TEGP, TE and Merger Sub to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived (to the extent legally permissible) in writing, in whole or in part, as to a Party by TEGP, TE or Merger Sub, as applicable:

(a)    Representations and Warranties; Performance.

(i)    Each of the representations and warranties of the Partnership contained herein shall be true and correct as of the Execution Date and upon the Closing Date with the same effect as though all such representations and warranties had been made on the Closing Date (except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date), in any case, in all material respects, and any representations and warranties that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects.

(ii)    The Partnership shall have performed or complied in all material respects with all agreements and covenants required to be performed by it hereunder on or prior to the Closing Date.

(iii)    There shall not have occurred a Material Adverse Effect with respect to the Partnership Group, taken as a whole, between the Execution Date and the Closing Date.

(b)    Certificate. Each of TEGP, TE and Merger Sub shall have received a certificate signed by an executive officer of the General Partner, on behalf of the Partnership, dated the Closing Date, certifying as to the matters set forth in Section 6.3(a).

ARTICLE VII

TERMINATION

Section 7.1	Termination by Mutual Consent.

This Agreement may be terminated at any time prior to the Effective Time by the mutual written agreement of the Parties duly authorized by the TEGP Management Board, on behalf of TEGP Management in its capacity as the general partner of TEGP, and by the Partnership Conflicts Committee, on behalf of the Partnership.

Section 7.2	Termination by TEGP or the Partnership.

This Agreement may be terminated at any time prior to the Effective Time by (x) TEGP, if duly authorized by the TEGP Management Board on behalf of TEGP Management in its capacity as the general partner of TEGP, or (y) the Partnership, if duly authorized by the Partnership Conflicts Committee on behalf of the Partnership, if:

(a)    Termination Date. The Effective Time shall not have occurred on or before September 30, 2018 (the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 7.2(a) shall not be available (i) to TEGP if any member of the TEGP Group fails to perform or observe in any material respect, or to the Partnership if the Partnership fails to perform or observe in any material respect, any of their respective obligations under this Agreement in any manner that shall have been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) to any Party if any other Party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.4;

(b)    Order of Governmental Authority. A Governmental Authority shall have issued an order, decree or ruling or taken any other action (including the enactment of any statute, rule, regulation, decree or executive order) permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action (including the enactment of any statute, rule, regulation, decree or executive order) shall have become final and non-appealable; provided, however, that the Person seeking to terminate this Agreement pursuant to this Section 7.2(b) shall have complied with Section 5.3, Section 5.4, Section 5.6 and Section 5.9.

(c)    No Partnership Limited Partner Approval. The Meeting shall have concluded, a vote upon the approval of this Agreement and the Transactions shall have been taken, and the Partnership Limited Partner Approval shall not have been obtained, it being understood by the Partnership that the right to terminate this Agreement pursuant to this Section 7.2(c) shall be available to TEGP even where the failure to obtain the Partnership Limited Partner Approval is proximately caused by a withdrawal, modification or qualification of the General Partner Recommendation, whether or not permitted by this Agreement.

Section 7.3	Termination by the Partnership.

This Agreement may be terminated at any time prior to the Effective Time by the Partnership, if duly authorized by the Partnership Conflicts Committee on behalf of the Partnership, if any of TEGP, TE, Merger Sub or the General Partner shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement (or if any of their respective representations or warranties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a)(i) or Section 6.2(a)(ii) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the breaching Party prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.3 shall not be available to the Partnership if, at such time, the condition set forth in Section 6.3(a)(i) or Section 6.3(a)(ii) cannot be satisfied (with or without the passage of time).

Section 7.4	Termination by TEGP.

This Agreement may be terminated at any time prior to the Effective Time by TEGP, if duly authorized by the TEGP Management Board on behalf of TEGP Management in its capacity as the general partner of TEGP:

(a)    Partnership Adverse Recommendation Change. If a Partnership Adverse Recommendation Change shall have occurred and not been withdrawn; provided that TEGP may only terminate the Agreement pursuant to this Section 7.4(a) prior to the conclusion of the Meeting at which a vote of the holders of Partnership Common Units is taken in accordance with this Agreement.

(b)    Breach. If the Partnership shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of its representations or warranties set forth in this Agreement shall fail to be true), which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a)(i) or Section 6.3(a)(ii) (with or without the passage of time) and (ii) is incapable of being cured, or is not cured, by the breaching Party prior to the Termination Date; provided that the right to terminate this Agreement pursuant to this Section 7.4(b) shall not be available to TEGP if, at such time, the condition set forth in Section 6.2(a)(i) or Section 6.2(a)(ii) cannot be satisfied (with or without the passage of time).

(c)    Certain Breaches. If the Partnership shall have materially breached or materially failed to perform any of its covenants or agreements set forth in Section 5.4 or Section 5.5.

(d)    TEGP Alternative Proposal. If TEGP shall have received a TEGP Alternative Proposal that the TEGP Management Board believes is bona fide and, in connection therewith, the TEGP Management Board, after consultation with its outside legal counsel, shall have determined in good faith that the failure to terminate this Agreement in order to pursue such TEGP Alternative Proposal is reasonably likely to be inconsistent with its duties to the holders of TEGP Class A Shares and TEGP Class B Shares under Applicable Law, as modified by the TEGP Partnership Agreement.

Section 7.5	Effect of Certain Terminations.

In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to each Party, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement, except for the provisions of Section 5.2(b), Section 5.7, Section 5.8, this Section 7.5, Section 7.6 and Article VIII, shall forthwith become null and void and there shall be no liability on the part of any Party and all rights and obligations of the Parties under this Agreement shall terminate, except for the provisions of Section 5.2(b), Section 5.7, Section 5.8, this Section 7.5, Section 7.6 and Article VIII, shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Section 7.6	Termination Expenses.

Notwithstanding any other provision of this Agreement:

(a)    If this Agreement is terminated by TEGP pursuant to Section 7.4(a), then the Partnership shall reimburse to TE the TEGP Expense Reimbursement Amount.

(b)    If this Agreement is terminated by the Partnership pursuant to Section 7.3, then TE shall reimburse to the Partnership the Partnership Expense Reimbursement Amount. If this Agreement is terminated by TEGP pursuant to Section 7.4(b) or Section 7.4(c), then the Partnership shall reimburse to TE the TEGP Expense Reimbursement Amount.

(c)    If this Agreement is terminated by TEGP pursuant to Section 7.4(d), then TEGP shall pay to the Partnership an amount equal to the Partnership Termination Fee.

(d)    Except as otherwise provided herein, any payment or reimbursement required to made pursuant to this Section 7.6 shall be made by wire transfer of immediately available funds to an account designated by TE or an account designated by the Partnership, as applicable, within one Business Day after the occurrence of the event triggering such payment or reimbursement.

(e)    The Parties acknowledge that the agreements contained in this Section 7.6 are an integral part of the Transactions, and that, without these agreements, none of the Parties would enter into this Agreement. The Parties acknowledge that the payment of the TEGP Expense Reimbursement Amount, the Partnership Expense Reimbursement Amount or the Partnership Termination Fee, as applicable, by a Party, if, as and when required pursuant to this Section 7.6, shall not constitute a penalty but shall be liquidated damages, in a reasonable amount that will compensate the Party receiving such payment and its Affiliates party hereto (collectively, the “Payee”) in the circumstances in which it is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Subject to Section 8.4, the Parties agree that the payment of the TEGP Expense Reimbursement Amount, the Partnership Expense Reimbursement Amount or the Partnership Termination Fee, as applicable, by a Party shall constitute the sole and exclusive remedy of the Payee in respect of this Agreement and the Transactions, and the Party making such payment and its Affiliates party hereto shall have no further liability to the Payee of any kind in respect of this Agreement and the Transactions. The Parties further agree that in no event shall TEGP be required to pay the Partnership Termination Fee on more than one occasion.

(f)    For the avoidance of doubt, this Section 7.6 shall survive any termination of this Agreement.

Section 7.7	Survival.

None of the representations, warranties, agreements, covenants or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Transactions, except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time, including, for the avoidance of doubt, Section 5.16.

ARTICLE VIII

MISCELLANEOUS

Section 8.1	Acknowledgements.

Each Party acknowledges that it has relied on the representations and warranties of the other Parties expressly and specifically set forth in this Agreement, including the Partnership Disclosure Schedule and the TEGP Disclosure Schedule attached hereto. As further provided in Section 3.15 with respect to the Partnership and Section 4.16 with respect to TEGP, TE, Merger Sub and the General Partner, such representations and warranties constitute the sole and exclusive representations and warranties of the Parties in connection with the Transactions, and the Parties understand, acknowledge and agree that all other representations and warranties of any kind or nature, whether express, implied or statutory, oral or written, past or present, are specifically disclaimed.

Section 8.2	Notices.

Any notice, request, instruction, correspondence or other document to be given hereunder by any Party to another Party (collectively, “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgement of receipt of delivery or by fax, as follows:

If to TEGP, addressed to:

Tallgrass Energy GP, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention: Mollie Duckworth

                           Joshua Davidson

Tel: (512) 322-2551

Fax: (512) 322-8362

If to TE, addressed to:

Tallgrass Equity, LLC

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention: Mollie Duckworth

                           Joshua Davidson

Tel: (512) 322-2551

Fax: (512) 322-8362

If to Merger Sub, addressed to:

Razor Merger Sub, LLC

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention: Mollie Duckworth

                           Joshua Davidson

Tel: (512) 322-2551

Fax: (512) 322-8362

If to the General Partner, addressed to:

Tallgrass MLP GP, LLC

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

with copies (which shall not constitute notice) to:

Baker Botts L.L.P.

98 San Jacinto Blvd., Suite 1500

Austin, TX 78701

Attention: Mollie Duckworth

                           Joshua Davidson

Tel: (512) 322-2551

Fax: (512) 322-8362

and

If to the Partnership, addressed to:

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: General Counsel

Tel: (913) 928-6010

Fax: (913) 928-6011

and

Tallgrass Energy Partners, LP

4200 W. 115th Street, Suite 350

Leawood, KS 66211

Attention: Conflicts Committee Chair

Tel: (913) 928-6010

Fax: (913) 928-6011

with a copy (which shall not constitute notice) to:

Bracewell LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: Troy L. Harder

                           Gary W. Orloff

Tel: (713) 221-1456

Fax: (800) 404-3970

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 8.3	Governing Law.

This Agreement shall be subject to and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws. Each Party agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. § 2708. Each Party irrevocably and unconditionally confirms and agrees that it is and shall continue to be (i) subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii) subject to service of process in the State of Delaware. Each Party hereby irrevocably and unconditionally (A) consents and submits to the exclusive personal jurisdiction and venue of the Delaware Court of Chancery (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over any matter, to the exclusive jurisdiction of the Superior Court of the State of Delaware (Complex Commercial Division) or, if the subject matter jurisdiction over any matter is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware) and any appellate courts of any thereof (the “Delaware Courts”) for any actions, suits or proceedings arising out of or relating to this Agreement or the Transactions (and agrees not to commence any litigation relating thereto except in such courts), (B) waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum, (C) acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such Party hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation directly or indirectly arising or relating to this Agreement or the Transactions, and (D) agrees to service of process upon such Party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.2 or in any manner prescribed by the Laws of the State of Delaware. Nothing in this Section 8.3 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

Section 8.4	Specific Performance; Remedies.

(a)    The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with Section 8.3, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) either party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the Parties from raising other defenses to a claim for specific performance or other equitable relief under this Agreement). Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4(a), and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(b)    Without limiting the rights of the Parties under Section 7.6, the Parties agree that (i) no Party shall have any liability for monetary damages for any breach of this Agreement, or any inaccuracy in any representation or warranty made by such Party hereunder, except as provided in Section 7.6, and (ii) (A) the enforcement of this Agreement in accordance with Section 8.4(a) and (B) termination of this Agreement in accordance with Article VII and any receipt of any TEGP Expense Reimbursement Amount, Partnership Expense Reimbursement Amount or Partnership Termination Fee in connection therewith pursuant to Section 7.6 shall be the sole and exclusive remedies of the Parties for a breach of this Agreement or any inaccuracy in any representation or warranty made by a Party hereunder; provided, however, that nothing in this Section 8.4(b) shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement, and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

Section 8.5	Entire Agreement; Amendments and Waivers.

(a)    This Agreement and the other Transaction Documents constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof. Each Party agrees that no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the Transactions, other than those expressly set forth herein and in the Transaction Documents.

(b)    Subject to compliance with Applicable Law, prior to the Closing, any provision of this Agreement may be (i) waived in writing by the Party benefited by the provision and approved by the TEGP Management Board in the case of TEGP and by the Partnership Conflicts Committee in the case of the Partnership and executed in the same manner as this Agreement, or (ii) amended or modified at any time, whether before or after the Partnership Limited Partner Approval, by an agreement in writing between the Parties approved by the TEGP Management Board in the case of TEGP and by the Partnership Conflicts Committee in the case of the Partnership and executed in the same manner as this Agreement; provided, however, that after the Partnership Limited Partner Approval, no amendment shall be made that requires further Partnership Limited Partner Approval without such approval. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 8.6	Conflicting Provisions.

This Agreement sets forth the Parties’ rights, responsibilities and liabilities with respect to the Transactions. In this Agreement, specific provisions prevail over general provisions.

Section 8.7	Binding Effect and Assignment.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except for (a) the rights of the holders of Partnership Common Units to receive the Merger Consideration (as well as any distributions pursuant to Section 2.4(c)) after the Closing and (b) the rights of third parties under Section 5.16.

Section 8.8	Severability.

If any provision of this Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect, so long as the economic or legal substance of the Transactions are not affected in any manner materially adverse to any Party.

Section 8.9	Interpretation.

It is expressly agreed by the Parties that this Agreement shall not be construed against any Party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any provision hereof or who supplied the form of this Agreement. Each Party agrees that it has exercised business discretion in negotiating this Agreement and this Agreement correctly reflects its understanding of the Transaction and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

Section 8.10	Headings and Disclosure Schedules.

The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Partnership Disclosure Schedule, the TEGP Disclosure Schedule and the Exhibits referred to herein are attached hereto and incorporated herein by reference, and unless the context expressly requires otherwise, the Partnership Disclosure Schedule, the TEGP Disclosure Schedule and such Exhibits are incorporated in the definition of “Agreement.”

Section 8.11	Multiple Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.12	Action by the Partnership.

Any consent, approval, decision or waiver that is required to be given or made, or that may be given or made, by the Partnership with respect to the Transactions shall be given or made by the Partnership Conflicts Committee, unless it is has expressly waived in writing its right to give or make such consent, approval, decision or waiver.

Section 8.13	Provision Respecting Legal Representation.

(a)    It is acknowledged that Bracewell LLP has represented the Partnership Conflicts Committee prior to Closing in connection with this Agreement and the Transactions, as well as prior transactions involving the Partnership. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between the Partnership Conflicts Committee and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a Party or its Other Parties, shall continue after the Closing to be a privileged communication between the Partnership Conflicts Committee and its counsel or attorney work product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the Party or its Other Parties and not to the Partnership Conflicts Committee or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of the Partnership Conflicts Committee with respect to the related privilege.

(b)    It is acknowledged that Baker Botts L.L.P. has represented TEGP prior to Closing in connection with this Agreement and the Transactions, as well as prior transactions involving TEGP. Each Party, on its own behalf and on behalf of its Other Parties, irrevocably acknowledges and agrees that all communications between TEGP and its counsel and information or documents subject to attorney work-product protection made in connection with the negotiation, preparation, execution and delivery of and closing under, or any claim, dispute, proceeding or obligation arising under or in connection with this Agreement, which, immediately prior to the Closing, would be deemed to be a privileged communication or subject to attorney work-product protection and would not be subject to disclosure to a Party or its Other Parties, shall continue after the Closing to be a privileged communication between TEGP and its counsel or attorney work product, and neither a Party, its Other Parties nor anyone acting or purporting to act on behalf of or through them shall be entitled to use or seek to obtain the same by any process on the grounds that the privilege attached to such communication or attorney work-product belongs to the Party or its Other Parties and not to TEGP or its counsel. Any access thereto by a Party or its Other Parties shall not waive or otherwise affect the rights of TEGP with respect to the related privilege.

Section 8.14	Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any Party or any of their respective Affiliates (unless such Affiliate is expressly a Party) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such Party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transactions; provided, however, that nothing in this Section 8.14 shall limit any liability of the Parties to this Agreement for breaches of the terms and conditions of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement of the date first written above.

TEGP:

TALLGRASS ENERGY GP, LP

By:	TEGP Management, LLC,
its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

TE:

TALLGRASS EQUITY, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

MERGER SUB:

RAZOR MERGER SUB, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

PARTNERSHIP:

TALLGRASS ENERGY PARTNERS, LP

By:	Tallgrass MLP GP, LLC,
Its general partner

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

GENERAL PARTNER:

TALLGRASS MLP GP, LLC

By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger